UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Outset Medical, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2022 Annual Meeting of Stockholders

Dear Outset Stockholders:

You are invited to attend Outset Medical, Inc.’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”).

When	Where	Record Date
May 31, 2022 (Tuesday) At 10:00 a.m., Pacific Time	Via live audio webcast: www.virtualshareholdermeeting.com/OM2022	Close of business on April 5, 2022

At the Annual Meeting, stockholders will be asked to vote on the following matters:

Items of Business*		Board Recommendation
Proposal 1:	To elect the two (2) Class II directors named in this proxy statement to hold office until the 2025 annual meeting of stockholders	✓	FOR each nominee
Proposal 2:	To hold a non-binding advisory vote to approve the 2021 compensation of our named executive officers as disclosed in this proxy statement	✓	FOR
Proposal 3:	To hold a non-binding advisory vote on the frequency (i.e., every one, two or three years) of future advisory votes to approve named executive officer compensation	✓	EVERY ONE YEAR
Proposal 4:	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022	✓	FOR

*We will also conduct any other business properly brought before the meeting.

Attending the Annual Meeting	Voting

Stockholders of record at the close of business on April 5, 2022 can attend the Annual Meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/OM2022.

See page 5 of the accompanying proxy statement for additional information regarding participation in the virtual meeting.

Your vote is very important to us.  Whether or not you plan to attend the virtual Annual Meeting, please ensure your shares are represented by voting promptly.  For instructions on how to vote your shares, please refer to the instructions on the Internet Notice you received in the mail, the section entitled “Annual Meeting Information” beginning on page 1 of the accompanying proxy statement or, if you requested to receive printed copies of these materials, your enclosed proxy card.

By order of the Board of Directors,

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be Held

on May 31, 2022 at 10:00 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/OM2022:

This Notice of 2022 Annual Meeting of Stockholders, the accompanying proxy statement and our 2021 annual report on Form 10-K are available on our website at https://investors.outsetmedical.com/financial-information/annual-reports, as well as at www.proxyvote.com.

John L. Brottem
General Counsel and Secretary

Outset Medical, Inc.
3052 Orchard Drive
San Jose, California 95134
April 14, 2022

Proxy Statement

For the 2022 Annual Meeting of Stockholders

To be held on May 31, 2022

Annual Meeting Information

Our Board of Directors (“Board”) is soliciting your proxy for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Outset Medical, Inc. (“Outset,” the “Company,” “we,” “us” or “our”) and at any adjournment, continuation or postponement of the meeting for the purposes described in this proxy statement and the accompanying Notice of 2022 Annual Meeting of Stockholders.  The Annual Meeting will take place on May 31, 2022 at 10:00 a.m. Pacific Time in a virtual format via live audio webcast.  If you held shares of our common stock as of the close of business on the record date, April 5, 2022, you are invited to attend the meeting at www.virtualshareholdermeeting.com/OM2022 and vote on the proposals described in this proxy statement. On or about April 14, 2022, we will be mailing a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to our stockholders.  The Internet Notice will include instructions on how to access the proxy materials over the Internet, including our proxy statement, Notice of 2022 Annual Meeting of Stockholders, proxy card and our 2021 annual report on Form 10-K (the “2021 annual report”).  The Internet Notice will also describe how to vote online and, if desired, how to receive a printed set of proxy materials.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending the Internet Notice to our stockholders as of the record date, beginning on or about April 14, 2022.  The Internet Notice will instruct you as to how you may access and review the proxy materials on the Internet and, if desired, how to request a printed set of proxy materials.  In addition, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to conserve natural resources and reduce our costs of printing and delivering proxy materials, while providing a convenient method for stockholders to access the materials and vote.

We provided some of our stockholders with a printed set of proxy materials instead of the Internet Notice if they previously requested to receive paper copies.  If you received a printed set of proxy materials, we encourage you to consider helping us reduce the environmental impact of delivering printed materials by signing up to receive all of your future proxy materials electronically.

Who can vote?

If you were a stockholder of record as of the close of business on April 5, 2022 (the “record date”), you are entitled to vote your shares at the Annual Meeting. As of the record date, 47,784,412 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the meeting.

What am I voting on?

You are being asked to vote on four proposals:

•	Proposal One: To elect the two (2) Class II directors named in this proxy statement to hold office until the 2025 annual meeting of stockholders;
•	Proposal Two: To hold a non-binding advisory vote to approve the 2021 compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay vote”);

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•

Proposal Three:  To hold a non-binding advisory vote on the frequency (i.e., every one, two or three years) of future advisory votes to approve named executive officer compensation (the “say-on-frequency vote”); and

•	Proposal Four: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022.

How does Outset’s Board recommend that I vote on each proposal?

Our Board recommends that our stockholders vote as follows:

Proposal		Board Recommendation
Proposal One:	Election of Directors	FOR	“FOR” the election of each of the two (2) Class II directors named in this proxy statement to hold office until the 2025 annual meeting of stockholders
Proposal Two:	Say-on-Pay Vote	FOR	“FOR” the approval, on a non-binding advisory basis, of the 2021 compensation of our named executive officers as disclosed in this proxy statement
Proposal Three:	Say-on-Frequency Vote	EVERY ONE YEAR	For the approval, on a non-binding advisory basis, of future advisory votes on named executive officer compensation to be held at a frequency of “EVERY ONE YEAR”
Proposal Four:	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022

What if another matter is properly brought before the meeting?

Our Board is not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting in advance of the Annual Meeting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee (a “broker”). You may also vote your shares electronically during a designated portion of the virtual Annual Meeting after logging in as a “stockholder” with your 16-digit control number at www.virtualshareholdermeeting.com/OM2022. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described below.

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•	Stockholders of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with Outset’s transfer agent, American Stock Transfer & Trust Company, then you are a “stockholder of record.” As a stockholder of record, you may vote by proxy in advance of the Annual Meeting in three ways:

Vote by Internet

Go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Internet Notice or proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 30, 2022 to be counted.

Vote by telephone

Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Internet Notice or proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 30, 2022 to be counted.

Vote by mail

If you received printed copies of the proxy materials, complete, sign and date the enclosed proxy card, and return it promptly in the envelope provided. If your signed proxy card is received by 11:59 p.m. Eastern Time on May 30, 2022, we will vote your shares as you direct.

•	Beneficial Owner: Shares Registered in the Name of Broker

If, on the record date, your shares were held not in your name, but in an account with a broker as custodian on your behalf, then you are considered the “beneficial owner” of shares held in “street name.” The Internet Notice or proxy materials, as applicable, are being forwarded to you by that broker who is considered the stockholder of record of those shares for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares by following the instructions for voting set forth on that organization’s voting instruction card.

What is the effect of giving a proxy?  What if I return a proxy card or otherwise vote but do not make specific choices?

Proxies are solicited by and on behalf of our Board, and Leslie Trigg (our President and Chief Executive Officer (“CEO”)) and John Brottem (our General Counsel and Secretary) have been designated as proxy holders by our Board. If you properly grant your proxy, your shares will be voted as you instruct.

If you return a signed proxy card or otherwise vote without marking specific voting selections, your shares will be voted as the Board recommends:  “For” the election of two (2) Class II directors (Proposal One); “For” the approval of named executive officer compensation (Proposal Two); “Every One Year” as the frequency of future advisory votes on named executive officer compensation (Proposal Three); “For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal Four); and in accordance with the best judgment of your proxy holder for any other matters properly brought before the meeting, if any.

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Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting in any of these ways:

•	Vote again over the Internet or by telephone as instructed above before 11:59 Eastern Time on May 30, 2022. Only your latest Internet or telephone vote is counted.
•	Submit a properly signed proxy card with a later date that is received no later than 11:59 Eastern Time on May 30, 2022. Only your latest dated proxy card will be counted.
•	Send a timely written notice that you are revoking your proxy to Outset’s Corporate Secretary at 3052 Orchard Drive, San Jose, California 95134.
•	Attend the virtual Annual Meeting and vote electronically during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in street name, you should follow the instructions provided by your broker, bank or other nominee to revoke previously submitted voting instructions.

What are broker non-votes?

Brokers holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal Four). The election of directors (Proposal One), the say-on-pay vote (Proposal Two) and the say-on-frequency vote (Proposal Three) are non-routine matters.

A broker non-vote occurs when a broker does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker exercises discretionary voting authority on Proposal Four, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One, Proposal Two, Proposal Three or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. A quorum will be present if the holders of at least a majority of the outstanding shares of our common stock entitled to vote are present at the Annual Meeting online or represented by proxy. On the record date, there were 47,784,412 shares of our common stock outstanding and entitled to vote. For purposes of determining the presence of a quorum, abstentions, withheld votes and broker non-votes are counted. If there is no quorum, the holders of a majority of shares present or represented by proxy at the Annual Meeting may adjourn the meeting to a later date.

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What vote is required for the approval of each proposal?  What effect do “withhold” votes, abstentions and broker non-votes have on the proposals?

The following chart summarizes the proposals to be considered at the Annual Meeting, the vote required for approval of each proposal, and the manner in which votes will be counted:

. Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of “Withhold” Votes or Abstentions	Effect of “Broker Non-Votes”
Proposal One: Election of Directors	For or Withhold on each nominee

Plurality of the votes cast.  This means that the two nominees receiving the highest number of “For” votes (from the holders of votes of shares present or represented by proxy and entitled to vote on the election of directors) will be elected as Class II directors.

			“Withhold” votes have no effect; only “For” votes affect the outcome of the election.	Brokers do not have discretion to vote. Broker non-votes will have no effect; only “For” votes affect the outcome of the election.
Proposal Two: Say-on-Pay Vote	For, Against or Abstain	Affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the proposal.	Abstentions are considered shares present and entitled to vote, and therefore have the same impact as votes “Against” the proposal.	Brokers do not have discretion to vote. Broker non-votes will have no effect.
Proposal Three: Say-on-Frequency Vote	Every One, Two or Three Years, or Abstain

The choice of frequency receiving the highest number of votes will be considered our stockholders’ recommendation. The Board has approved a frequency of every one year for future say-on-pay votes, subject to the same frequency receiving the highest number of votes from stockholders at the Annual Meeting.

			Abstentions have no effect.	Brokers do not have discretion to vote. Broker non-votes will have no effect.
Proposal Four: Ratification of Appointment Independent Registered Public Accounting Firm	For, Against or Abstain	Affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the proposal.	Abstentions are considered shares present and entitled to vote, and therefore have the same impact as votes “Against” the proposal.	Brokers have discretion to vote. Therefore, we do not expect any broker non-votes.

Important Information About Our Virtual Annual Meeting:

•

Why is the Annual Meeting being held in a virtual format this year? Our Annual Meeting will again be held in a virtual meeting format via live audio webcast.  We believe the virtual format enables us to provide convenient access to the Annual Meeting for our stockholders and facilitates active and equal participation for all stockholders at no cost regardless of geographic location, while also supporting the health and safety of all participants.  We have designed our virtual format to help ensure that our stockholders who attend the Annual Meeting virtually will be afforded similar rights and opportunities to participate as they would at an in-person meeting.

•

How can I attend the Annual Meeting online?   To join the Annual Meeting online, visit www.virtualshareholdermeeting.com/OM2022 and log in as a stockholder with your 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.

•

When can I join the virtual Annual Meeting? The meeting will begin promptly at 10:00 a.m. Pacific Time on Tuesday, May 31, 2022. You may access the meeting platform beginning at 9:45 a.m. Pacific Time, and we encourage you to join in advance of the meeting start time to allow sufficient time to log in and confirm your connection and audio are working properly.

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Can I ask questions during the virtual Annual Meeting? Yes.  If you are logged in as a stockholder at the virtual Annual Meeting, you will have an opportunity to submit questions live via the Internet during a designated portion of the virtual Annual Meeting.  Once you are logged in, type your question into the question box and click “submit.”

Subject to time constraints, we intend to answer questions pertinent to the Company and meeting matters submitted by stockholders during the Annual Meeting that comply with our rules of conduct for the Annual Meeting, which will be posted on the meeting website during the meeting as well as on the Investors section of our website prior to the meeting.

•

How do I vote during the virtual Annual Meeting? You will have an opportunity to vote your shares electronically during a designated portion of the virtual Annual Meeting after logging in as a stockholder with your 16-digit control number at www.virtualshareholdermeeting.com/OM2022. Whether or not you plan to join the Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials.

•

What if I lost my 16-digit control number?  If you do not have your 16-digit control number, you will still be able to log in to the virtual Annual Meeting as a guest.  To join the meeting webcast, visit www.virtualshareholdermeeting.com/OM2022 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the meeting.

•

What if I did not receive a 16-digit control number?  If you are a beneficial owner of shares held in street name and did not receive a 16-digit control number on the Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials, please contact your broker well in advance of the Annual Meeting for instructions on how to obtain a 16-digit control number and access the virtual meeting as a stockholder.  Instructions should also be provided on the voting instruction form provided by your broker.  Without first obtaining your 16-digit control number and logging in as a stockholder, you will still be able to attend the meeting by logging in as a guest, however, you will not be able to vote your shares or ask questions during the meeting.

•

What if I have technical difficulties?  On the meeting day, if you have trouble accessing the virtual meeting platform or encounter other technical difficulties with the platform before or during the meeting, please call the technical support number posted on the Annual Meeting login page at www.virtualshareholdermeeting.com/OM2022. Technical support information will also be available on www.virtualshareholdermeeting.com/OM2022 prior to the meeting day.

•

Will a list of stockholders be available for inspection prior to and during the meeting? Yes.  A complete list of stockholders of record will be available for inspection by any stockholder for at least ten (10) days prior to the Annual Meeting during ordinary business hours at our headquarters located at 3052 Orchard Drive, San Jose, California 95134. In addition, the list will be available for inspection online during the virtual Annual Meeting if you logged in as a stockholder with your 16-digit control number.

•

Will a recording of the meeting be available?  Yes, following the Annual Meeting, a recording of the meeting will be available on www.virtualshareholdermeeting.com/OM2022 for one year following the meeting date.

Who will count the votes?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of election.

Who is paying for this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees (for no additional compensation) in person, by telephone or by other means of communication, including by mail or e-proxy. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Internet Notice?

If you receive more than one Internet Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Internet Notice to ensure that all of your shares are voted.

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How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

Why were my proxy materials included in the same envelope as other people at my address?  How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we deliver a single copy of the Internet Notice and, if applicable, our proxy materials to stockholders of record who share the same address, unless we have received contrary instructions from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you share an address with another stockholder and receive only a single copy of the Internet Notice or, if applicable, our proxy materials, but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions, Inc., by calling 1-866-540-7095 or writing to 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department and an additional copy of the materials will be promptly delivered to you. Similarly, if you receive multiple copies of the Internet Notice or, if applicable, the proxy materials but would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. Beneficial owners should contact their broker to request information about householding procedures.

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Board and Corporate Governance Matters

Proposal One: Election of Directors

General

Our Board currently consists of seven directors and is divided into three classes of directors that serve staggered three-year terms, currently Class I, with a term expiring in 2024, Class II, with a term expiring in 2022 and Class III, with a term expiring in 2023.  At the Annual Meeting, our stockholders will vote on the election of two Class II directors for an additional three-year term expiring at our 2025 annual meeting of stockholders.  Each of our other current directors will continue to serve as a director until the election and qualification of his or her successor.

The two directors currently serving on our Board in Class II, the class whose term of office expires in 2022, have each been nominated by our Board, upon the recommendation of our Nominating and Corporate Governance Committee, to stand for election at the Annual Meeting:  D. Keith Grossman and Patrick T. Hackett. Each of these two nominees has consented to being named as a nominee in this proxy statement and has agreed to serve, if elected, until our 2025 annual meeting of stockholders and until the election and qualification of his successor.

For more information about each of the director nominees and continuing directors, including information regarding the experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of our Board, please refer to the section below entitled “Overview of Our Nominees and Continuing Directors.”

Vote Required:

Directors are elected by a plurality of the votes cast by our stockholders at the Annual Meeting. This means that the two nominees receiving the highest number of affirmative votes (from the holders of votes of shares present or represented by proxy and entitled to vote on the election of directors) will be elected.  Broker non-votes and “Withhold” votes will have no effect on the outcome of this vote.

Board Recommendation:	OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO (2) CLASS II DIRECTOR NOMINEES NAMED ABOVE.

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Overview of Our Nominees and Continuing Directors

The following table and the brief biographies that follow provide information, as of the date of this proxy statement, about each director nominee and each continuing director:

								Committee Membership*
	Age	Position(s)	Director Since	Class	Current Term Expires	Expiration of Term for Which Nominated	Independent	AC	CC	NCG
Director Nominees
D. Keith Grossman	62	Lead Independent Director	2014	II	2022	2025	Yes		X	X
Patrick T. Hackett	60	Director	2019	II	2022	2025	Yes	X		Chair
Continuing Directors
Jim Hinrichs	54	Director	2020	III	2023	—	Yes	Chair
Andrea L. Saia	64	Director	2021	III	2023	—	Yes	X
Catherine Szyman	55	Director	2021	III	2023	—	Yes		X
Karen Drexler	62	Director	2021	I	2024	—	Yes		Chair	X
Leslie Trigg	51	President, CEO and Board Chair	2014	I	2024	—	No

*	AC - Audit Committee; CC - Compensation Committee; NCG - Nominating and Corporate Governance Committee

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Director Dashboard

Our director nominees and continuing directors (which we refer to as our “directors” in these charts) bring diverse viewpoints and perspectives to our boardroom and exhibit a balance of tenure, skills, experiences and backgrounds that we believe enhances the deliberation and decision-making processes of our Board and allows our Board to effectively fulfill its oversight function.

					Independence Gender Diversity Tenure Age
Board Diversity Matrix (as of April 14, 2022)*
Board Size:
Total number of directors:	7
Gender:	Female	Male	Non- Binary	Gender Undisclosed
Number of directors based on gender identity:	4	3	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Undisclosed	—	—	—	—

* Self-identified diversity statistics for our Board in the format required by Nasdaq Listing Rule 5605(f).

Skills & Experience

Our seven directors bring a balance of relevant skills and experience including those listed above.

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Director Nominees

Class II Directors – Nominees for Election at the Annual Meeting

D. Keith Grossman Director since: 2014 Lead Independent Director Age: 62 Committees: • Compensation • Nominating & Corporate Governance Other Current Public Boards: • Nevro Corp. • Alcon Inc.

D. Keith Grossman has served as our Lead Independent Director since February 2022 and served as Chairman of our Board from April 2014 to February 2022. Mr. Grossman has served as Chairman and Chief Executive Officer of Nevro Corp., a medical device company, since March 2019, and Vice Chairman of Alcon Inc., an eye care products company, since April 2019. Previously, he was Chief Executive Officer and President of Thoratec, a medical device company, from September 2014 to December 2015 and from January 1996 to January 2006; Chief Executive Officer and President of Conceptus, a manufacturer and developer of medical devices, from December 2011 to June 2013; and Managing Director for TPG, a private equity firm, from September 2007 to December 2011. He also previously held positions with Eon Labs, a pharmaceutical company, SulzerMedica, a manufacturer of implantable medical devices, and American Hospital Supply/McGaw Labs, a medical supply company. Mr. Grossman served on the board of directors of ViewRay, a medical device company in the field of cancer therapy, from July 2018 to February 2021; Zeltiq (acquired by Allergan), a company that markets and licenses devices used for cryolipolysis procedures, from October 2013 to May 2017; Kyphon (acquired by Medtronic), a medical device company, from May 2007 to November 2007; Intuitive Surgical, a medical device company, from April 2003 to April 2010; and Tandem Diabetes Care, a medical device company, from April 2010 to January 2012. Mr. Grossman has also served on the board of directors of a number of private companies. Mr. Grossman holds a B.S. from Ohio State University and an M.B.A. from the George L. Graziadio School of Business and Management, Pepperdine University.

We believe that Mr. Grossman is qualified to serve on our Board because of his experience in leadership and management roles at medical technology companies, as well as his experience as a board member and investor in the medical technology industry.

Patrick T. Hackett Director since: 2019 Age: 60 Committees: • Audit • Nominating & Corporate Governance (Chair)

Patrick T. Hackett has served on our Board since May 2019. Mr. Hackett has served on the board of directors of Intelligent Medical Objects, a private healthcare software company, since January 2017. Previously, Mr. Hackett served as a Managing Director at Warburg Pincus, a private equity firm, from June 1990 to July 2017, and he currently serves as a senior advisor to Warburg Pincus. He previously held positions with Cove Capital Associates, a private merchant banking partnership, Acadia Partners, a private equity firm, and Donaldson, Lufkin and Jenrette, an investment bank. Mr. Hackett has served on the board of directors of Stamford Health System, a nonprofit community hospital in Connecticut, since May 2016 and is currently Chair of the board. He also served on the board of directors of Bridgepoint Education, a provider of post-secondary education services, from February 2008 to November 2017; Yodlee (acquired by Envestnet), a data aggregation and data analytics platform company, from January 2008 to October 2015; and Nuance Communications, a provider of voice and language software, from January 2009 to September 2014. Mr. Hackett has also served on the board of directors of a number of private companies. Mr. Hackett holds a B.A. from the University of Pennsylvania and a B.S. from The Wharton School, University of Pennsylvania.

We believe that Mr. Hackett is qualified to serve on our Board because of his experience as a board member and investor, particularly in the healthcare industry.

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Continuing Directors

Class III Directors – Term Expiring at the 2023 Annual Meeting

Jim Hinrichs Director since: 2020 Age: 54 Committees: • Audit (Chair) Other Current Public Boards: • Orthofix Medical Inc. • Integer Holdings Corporation • Acutus Medical, Inc.

Jim Hinrichs has served on our Board since February 2020. Mr. Hinrichs has served on the board of directors of Orthofix Medical Inc., a spinal care solutions company, since April 2014; Integer Holdings Corporation, a medical device manufacturing company, since February 2018; and Acutus Medical, Inc., a dynamic arrhythmia care company, since September 2019. Mr. Hinrichs previously served as Chief Financial Officer of Cibus from May 2018 to July 2019 and Executive Vice President and Chief Financial Officer of Alere (acquired by Abbott Labs), a diagnostics company, from April 2015 to October 2017. Mr. Hinrichs previously held various positions at CareFusion (acquired by Becton Dickinson), a medical device company, serving as Chief Financial Officer from December 2010 to March 2015, Senior Vice President Global Customer Support from December 2009 to December 2010, and SVP Controller from January 2009 to December 2009. Before that, Mr. Hinrichs held various financial leadership positions at Cardinal Health and Merck & Co. Mr. Hinrichs holds a B.S. from Carnegie Mellon University and an M.S. from The Tepper School of Business, Carnegie Mellon University.

We believe that Mr. Hinrichs is qualified to serve on our Board because of his experience in leadership and management roles at medical technology companies and his experience as a board member and investor in the medical technology industry, as well as his financial experience.

Andrea L. Saia Director since: 2021 Age: 64 Committees: • Audit Other Current Public Boards: • Align Technology, Inc. • LivaNova PLC

Andrea L. Saia has served on our Board since March 2021. Ms. Saia has served on the board of directors of Align Technology, Inc., a global medical technology company, since July 2013, and on the board of directors of LivaNova PLC, a global medical technology company, since July 2016.  She previously served as the Global Head of Vision Care in the Alcon division of Novartis AG, a global healthcare company, from 2011 until her retirement in 2012. Prior to that role, she served as President and Chief Executive Officer of CibaVision, a subsidiary of Novartis, from 2008 to 2011, and prior to that, she held various positions at CibaVision since joining in 2002, including President of Europe, Middle East and Africa operations, President of the Global Lens Busines and Global Head of Marketing. Ms. Saia was the Chief Marketing Officer for GCG Partners and also held senior management and marketing positions with global consumer products companies such as Procter & Gamble, Unilever and Revlon. Previously, Ms. Saia served on the board of directors of Coca-Cola Enterprises, Inc., the marketer, producer and distributor of Coca-Cola products in European markets from 2012 to 2016. Ms. Saia is also a member of the National Association of Corporate Directors, Women Corporate Directors, the Signature Program and serves on the board of visitors for the Farmer School of Business at Miami University. Ms. Saia holds a B.S. from Miami University and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

We believe that Ms. Saia is qualified to serve on our Board because of her global business experience, experience in leadership and management roles, as well as her experience as a board member, particularly at companies in the healthcare, medical technology and consumer products industries.

Catherine Szyman Director since: 2021 Age: 55 Committees: • Compensation Other Current Public Boards: • Inari Medical, Inc.

Catherine Szyman has served on our Board since May 2021. Ms. Szyman has served as Corporate Vice President of Critical Care at Edwards Lifesciences Corporation, a global medical technology company, since January 2015, and on the board of directors of Inari Medical, Inc., a medical device company, since November 2019.  She also currently serves on the board of directors of Endotronix, a private medical device company, on the board of directors of the American Heart Association of Orange County, and on the board of governors at Opus College of Business at the University of St. Thomas.  Ms. Szyman worked at Medtronic from August 1991 to December 2014 in various leadership roles, including Senior Vice President and President of Global Diabetes, Senior Vice President of Corporate Strategy and Business Development, Vice President and General Manager for the endovascular business and Vice President of Finance for the vascular business.  Ms. Szyman holds a B.A. from the University of St. Thomas and an M.B.A. from Harvard Business School.

We believe that Ms. Szyman is qualified to serve on our Board because of her experience in leadership and management roles at medical technology companies as well as her experience as a board member in the medical technology industry.

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Class I Directors – Term Expiring at the 2024 Annual Meeting

Karen Drexler

Director since:  2021

Age:  62

Committees:

•  Compensation (Chair)

•  Nominating & Corporate Governance

Other Current Public Boards:

•  ResMed Inc.

•Tivic Health Systems, Inc.

•EBR Systems, Inc.

Karen Drexler has served on our Board since January 2021. Ms. Drexler has served on the board of directors of ResMed Inc., a medical device company, since November 2017, on the board of directors of Tivic Health Systems, Inc., a bioelectronic medicine company, since August 2019, and on the  board of directors of  EBR Systems, Inc., a cardiac pacing company, since October 2021.  She also currently serves on the boards of directors of three private companies: VIDA Health, a lung intelligence solutions and analytics company, Bone Health Technologies, a company building technologies for improving bone health and Huma.AI, a healthcare artificial intelligence company. Ms. Drexler previously served as CEO of Sandstone Diagnostics, Inc., a private company developing instruments and consumables for point-of-care medical testing, from June 2016 until July 2020.  From 2011 to 2017, she served as chair of the board of Hygieia, Inc., a private digital insulin therapy company. Ms. Drexler has also served on the board of directors of a number of private companies in the fields of diagnostics, medical devices, and digital health. Ms. Drexler was founder, president, and CEO of Amira Medical Inc., a private company focused on glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. Ms. Drexler is also a member of Women Corporate Directors, G100 Network and Stanford Women on Boards. Ms. Drexler holds a B.S. from Princeton University and an M.B.A from the Stanford University Graduate School of Business.

We believe that Ms. Drexler is qualified to serve on our Board because of her board and management experience with companies in the medical device industry.

Leslie Trigg Director since: 2014 President, CEO and Board Chair Age: 51 Other Current Public Boards: • Adaptive Biotechnologies Corporation • ARYA Sciences Acquisition Corp IV

Leslie Trigg has served as our President and CEO and a member of our Board since November 2014 and as Chair of our Board since February 2022. Ms. Trigg joined the Company from Warburg Pincus, a private equity firm, where she was an Executive in Residence from March 2012 to March 2014. Prior to that, Ms. Trigg served in several roles at Lutonix (acquired by CR Bard), a medical device company, from January 2010 to February 2012, most recently as Executive Vice President, and as Chief Business Officer of AccessClosure (acquired by Cardinal Health), a medical device company, from September 2006 to June 2009. She also previously held positions with FoxHollow Technologies (acquired by ev3/Covidien), a manufacturer of devices to treat peripheral artery disease, Cytyc, a diagnostic and medical device company, Pro-Duct Health (acquired by Cytyc), a medical device company, and Guidant, a cardiovascular medical device company. Ms. Trigg has served on the board of directors of Adaptive Biotechnologies Corporation, a biotechnology company, since March 2021, and on the board of directors of ARYA Sciences Acquisition Corp IV, a special purpose acquisition company, since March 2021.  Ms. Trigg also serves on the board of directors of the Medical Device Manufacturers Association. Ms. Trigg holds a B.S. degree from Northwestern University and an M.B.A. from The Haas School of Business, UC Berkeley.

We believe that Ms. Trigg is qualified to serve on our Board because of her experience in leadership and management roles at medical technology companies. In addition, her extensive knowledge of Outset as its President and CEO provides valuable insights to our Board.

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Board Structure and Composition

Our Board currently consists of seven members and is divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class II directors are D. Keith Grossman and Patrick T. Hackett, whose terms expire at the Annual Meeting;
•	the Class III directors are Jim Hinrichs, Andrea L. Saia and Catherine Szyman, whose terms will expire at the 2023 annual meeting of stockholders; and
•	the Class I directors are Leslie Trigg and Karen Drexler, whose terms will expire at the 2024 annual meeting of stockholders.

Each director’s term continues until the election and qualification of his or her successor, or, if sooner, his or her death, resignation or removal. Our amended and restated certificate of incorporation and bylaws authorize only our Board to fill vacancies on our Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that, with the exception of our CEO, Leslie Trigg, each member of our Board is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq stock market (“Nasdaq”). Ms. Trigg is not an independent director because she is an employee of the Company. In addition, Thomas J. Carella and Ali Osman, who served on the Board during a portion of 2021, were also determined to be independent. In making these determinations, our Board reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”   There are no family relationships among any of our executive officers or directors.

Board Leadership Structure

Our bylaws provide our Board with the flexibility to determine the appropriate leadership structure of our Board, including by combining or separating the positions of Chair of the Board and CEO and/or implementing a Lead Independent Director position.

In February 2022, our Board reviewed its leadership structure and, upon the recommendation of our Nominating and Corporate Governance Committee, determined that it would be in the best interests of the Company and our stockholders to combine the roles of Board Chair and CEO and establish a new Lead Independent Director position.  Effective February 2022, the Board appointed Ms. Trigg, who has served as our CEO and a member of our Board since 2014, as Chair of the Board, and the Board’s independent directors appointed Mr. Grossman, who previously served as Chairman of the Board since 2014, to transition to the position of Lead Independent Director.

Given the dynamic and competitive environment in which the Company operates, our Board believes that our stockholders are best served by a Board Chair who has broad and deep knowledge of the Company’s day-to-day business operations and the competitive landscape, the ability to identify strategic issues and the vision to create sustainable long-term value for our stockholders. Based on these considerations, our Board has determined that, at this time, Ms. Trigg, our CEO, is best qualified to serve in the role of Board Chair. Our Board believes that Ms. Trigg’s combined role enables decisive leadership and effective execution of our strategic initiatives and business plans, helps ensure clear accountability for Company performance, enhances the Board’s ability to focus on the issues most critical to the Company’s success, creates a

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strong bridge between management and the Board facilitating a regular flow of information, allows consistent communication and coordination throughout the Company and helps unify our stockholders, employees, customers and other stakeholders behind a consistent vision.

Our Board believes the Lead Independent Director position helps maintain an appropriate level of independent checks and balances, enables independent oversight of management and encourages objective oversight of management’s performance, reinforcing the independence of the Board as a whole and enhancing its overall effectiveness. In the role of Lead Independent Director, Mr. Grossman will preside over Board meetings at which the Board Chair is not present, preside over executive sessions of the independent directors and serve as a liaison between the independent directors and the Board Chair.

Our Board believes this leadership structure strikes an appropriate balance between strong Company leadership through a combined Board Chair and CEO, and independent oversight through a Lead Independent Director position.

While our Board has concluded that its current leadership structure is appropriate for us at this time, our Nominating and Corporate Governance Committee is charged with periodically reviewing the Board’s leadership structure.  With the committee’s support, our Board will continue to regularly evaluate its leadership structure and may exercise its discretion to make changes designed to ensure an appropriate and effective framework of governance and accountability, taking into consideration the needs of our business and the long-term interests of our stockholders.

Role of our Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board’s role in risk oversight is consistent with our leadership structure, with management having day-to-day responsibility for assessing and managing our risk exposure and our Board actively overseeing management of our risks – both at the Board and committee level. The risk oversight process includes receiving regular reports from committees and management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, information technology (including cybersecurity and data privacy), finance, legal, regulatory, strategic and reputational risk. Our Board focuses on the overall risks affecting us, and each of its standing committees has been delegated responsibility for oversight of specific risks that fall within its areas of responsibility. For example:

•

Our Audit Committee is responsible for overseeing our major financial, legal and regulatory risk exposures, which spans a variety of areas including litigation, regulatory compliance, financial reporting and insurance, as well as data privacy, cybersecurity and other information technology risks. Our Audit Committee also oversees the steps management has taken to monitor and control such exposures, including guidelines and policies for assessing and managing risk and related compliance efforts.

•

Our Nominating and Corporate Governance Committee oversees the management of risks associated with our overall compliance and corporate governance practices and the independence and composition of our Board, including monitoring the effectiveness of our corporate governance guidelines and other policies such as our code of conduct and overseeing our environmental and sustainability efforts and progress and associated risks.

•	Our Compensation Committee regularly assesses risks arising from our compensation plans, policies and programs, including whether any such plans encourage excessive or inappropriate risk-taking.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full Board is regularly informed through committee reports about such risks.

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Environmental, Social and Governance Oversight and Highlights

Consistent with our commitment to patients and providers, we are committed to implementing and advancing various policies related to corporate responsibility, sustainability and environmental, social and governance (“ESG”) efforts.

At the Board level, our Nominating and Corporate Governance Committee, per its written charter, is responsible for overseeing our ESG efforts, helping to ensure that we consistently execute on our ESG related priorities and initiatives, and providing regular updates to the full Board on related matters.  To satisfy these oversight responsibilities, our Nominating and Corporate Governance Committee receives regular updates from management on progress and strategy.  Relevant topics that have been discussed by our Nominating and Corporate Governance Committee and/or our Board include environmental, health and safety matters (including in connection with the COVID-19 pandemic), product quality and safety matters, environmental sustainability, access to care and health equity, and our diversity, equity and inclusion strategy.

As we continue to grow, we are committed to sharing information related to our corporate responsibility and ESG programs, priorities, goals and performance. In November 2021, we published our inaugural ESG Report (“ESG Report”) which is available on our website at https://investors.outsetmedical.com/environmental-social-and-governance and includes more detailed information on our ESG programs and initiatives. Our ESG Report represents the latest step on our ESG journey, and our commitment to transparency around these important topics.  In preparing the report, we analyzed several ESG reporting frameworks, including the Sustainability Accounting Standards Board (SASB) framework.  We developed the report with the aim of aligning our disclosures with ESG information we believe is most useful to investors and other stakeholders. In particular, and in response to input received from current and potential investors, our ESG Report addresses specific SASB standards for the Medical Equipment and Supplies industry. Please note that nothing contained on or accessible through our website, including our ESG Report or sections thereof, shall be deemed incorporated by reference into this proxy statement.

Our ESG Report includes disclosures on our priority ESG issues and is structured across the following key areas:

•	our business;
•	the simplicity, savings and sustainability advantages of Tablo;
•	the Tablo data ecosystem;
•	corporate governance (including oversight of ESG issues);
•	ethics and compliance;
•	our advocacy and partnership efforts to improve access to care;
•	our people (culture; pay philosophy; training and development; diversity, equity and inclusion; health, safety and wellness, and actions taken in response to COVID-19);
•	product quality and patient safety, supply chain management, and research and development;
•	information security and privacy; and
•	environmental sustainability, particularly efforts at our new Outset Medical Mexico facility.

We look forward to continued engagement on these important topics.

Cybersecurity Oversight and Highlights

At the Board level, our Audit Committee, per its written charter, oversees the measures taken with respect to monitoring and managing cybersecurity risk. Such measures include but are not limited to the following:

•

Security Council:  We have formed a Security Council comprised of executives from functions across the Company, including our Chief Technology Officer and Principal of Information Security. The Security Council is

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responsible for setting the strategic direction of our information security and privacy programs, and then helping prioritize and coordinate the cross-functional security and privacy efforts to meet our goals.

•

Security Standards:  We have created a security architecture designed to be compliant with Health Insurance and Accountability Act (“HIPAA”) privacy and security rules. Our security architecture is based upon frameworks designed to protect customer data, in particular, the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework and the recommended Center for Internet Security (“CIS”) Controls.

•

Technical Safeguards:  On an annual basis, we perform a cybersecurity maturity assessment and penetration testing for the Tablo device, Tablo cloud and office infrastructure. On a continuous basis, vulnerability scans are conducted across core infrastructure and endpoints to identify potential vulnerabilities. Vulnerabilities, if any, are assessed and prioritized for remediation.

•	Insurance: We maintain information security risk insurance coverage to mitigate potential losses in the event of a business disruption.
•

Training:  All Outset employees are assigned baseline information security training as part of the new employee onboarding process and refresher training is assigned annually. For employees whose jobs require access to sensitive data, including protected health information (“PHI”), additional security training is required and tracked.

Our Audit Committee will receive updates from members of our Security Council on matters related to cybersecurity on at least an annual basis.

Meetings of our Board

Our Board held four (4) meetings during 2021.  Each incumbent director attended at least 75% of the aggregate total number of meetings of the Board and the committees on which he or she served, held during the portion of 2021 for which he or she was a director or committee member.  We encourage our directors to attend our annual meetings of stockholders.

Committees of our Board

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees as it deems necessary or appropriate from time to time.  The composition and responsibilities of each of the committees of our Board are described below and copies of the charter of each committee are available on our corporate website at www.outsetmedical.com in the Investors section under “Corporate Governance.” Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

Committee Composition and Meetings

The following table provides current membership and 2021 meeting information for each committee of our Board:

Name:	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Karen Drexler		Chair	X
D. Keith Grossman		X	X
Patrick T. Hackett	X		Chair
Jim Hinrichs	Chair
Andrea L. Saia	X
Catherine Szyman		X
Total meetings held in 2021	5	6	2

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Audit Committee

Our Audit Committee currently consists of Patrick T. Hackett, Jim Hinrichs and Andrea L. Saia, with Jim Hinrichs serving as the chairperson.  Our Audit Committee met five (5) times during 2021 and operates under a written charter.

The general purpose of our Audit Committee is to assist the Board in its oversight of our accounting and financial reporting processes and audits of its financial statements. Specific responsibilities of our Audit Committee include:

•

appointing, retaining, compensating and overseeing the work of our independent registered public accounting firm, assessing the firm’s qualifications, independence and performance and, when appropriate, terminating our independent registered public accounting firm;

•	discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements, as well as related disclosures;
•	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;
•	reviewing with our independent registered public accounting firm the scope and results of the firm’s annual audit of our financial statements, including our critical accounting policies;
•	reviewing our financial reporting processes and internal controls over financial reporting, as well as compliance with legal and regulatory requirements;
•

establishing and reviewing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal accounting controls or auditing matters, and reviewing any significant complaints received with management;

•	reviewing and approving any transaction between us and any related person (as defined by the Securities Act of 1933, as amended) in accordance with our related party transaction approval policy;
•	discussing policies with respect to risk assessment and risk management; and
•	such other matters that are specifically designated to the Audit Committee by our Board from time to time.

Our Board has determined that each member of our Audit Committee is independent within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Nasdaq listing rules, and that each member is also financially literate.  Our Board has also determined that Jim Hinrichs is an “audit committee financial expert” as defined by the applicable SEC rules.

Compensation Committee

Our Compensation Committee currently consists of Karen Drexler, D. Keith Grossman and Catherine Szyman, with Karen Drexler serving as the chairperson.  Our Compensation Committee met six (6) times during 2021, and operates under a written charter.

The general purpose of our Compensation Committee is to review, adopt or recommend and oversee our compensation plans, policies and programs.  Specific responsibilities of our Compensation Committee include:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s compensation in light of those goals, and determining and approving our CEO’s compensation based on this evaluation;

•	reviewing, determining and approving the compensation of our other executive officers;
•	reviewing and administering our employee and management compensation and benefit plans and policies;

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•	administering and approving grants of options and other awards under our equity-based incentive plans;
•	reviewing and approving, for the CEO and other executive officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements;
•	evaluating and recommending compensation for our non-employee directors; and
•	such other matters that are specifically designated to the Compensation Committee by our Board from time to time.

Our Board has determined that each member of our Compensation Committee is independent under applicable Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

None of the directors who are currently or who were members of our Compensation Committee during 2021, are either currently, or have been at any time, one of our officers or employees. None of our executive officers currently serves, or served during 2021, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Karen Drexler, D. Keith Grossman and Patrick T. Hackett, with Patrick T. Hackett serving as the chairperson. Our Nominating and Corporate Governance Committee met two (2) times during 2021.  Our Nominating and Corporate Governance Committee operates under a written charter.

The general purpose of our Nominating and Corporate Governance Committee is to oversee matters related to board composition, director nominations and corporate governance.  Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating candidates to serve as members of our Board;
•	making recommendations to our Board for selection of director nominees to stand for election or reelection at our annual stockholder meetings or to fill board vacancies;
•	considering and making recommendations to our Board regarding changes to the size, composition and leadership structure of our Board;
•	considering and making recommendations to our Board regarding the composition and chairmanship of the committees of our Board;
•	instituting plans or programs for the continuing education of our Board and orientation of new directors;
•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our Board (including committees) and management;
•

developing and making recommendations to our Board regarding corporate governance guidelines and certain other policies such as our code of conduct, and monitoring compliance with such guidelines and policies;

•	overseeing our environmental, sustainability and governance efforts and progress; and
•	such other matters that are specifically designated to the Nominating and Corporate Governance Committee by our Board from time to time.

Our Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards.

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Director Nomination Process

Selection and Nomination Process

Our Board is responsible for nominating members for election to our Board by our stockholders at our annual meetings of stockholders.  Whenever a vacancy occurs on our Board, whether due to a newly created director position or the death, resignation, removal or retirement of an existing director, our Board is authorized to select a person to fill the vacancy to serve as a director until the annual meeting of stockholders at which the director’s term expires and until the election and qualification of his or her successor or, if sooner, his or her death, resignation or removal.  Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Criteria for Board Membership

Our Nominating and Corporate Governance Committee is responsible for identifying, reviewing, evaluating and recommending to our Board candidates to serve as members of our Board, in accordance with its charter and board-approved criteria as set forth in our corporate governance guidelines.

Our Nominating and Corporate Governance Committee believes that director candidates should meet certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In assessing and selecting candidates and incumbent directors for service on our Board, our Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the Company’s affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders.

In conducting this assessment, our Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors deemed appropriate given the current needs of our Board and the Company to maintain a balance of knowledge, experience and capability.  While we do not have a formal policy regarding diversity on our Board, our Board and Nominating and Corporate Governance Committee value the importance of nominating persons with different perspectives and experiences to enhance the deliberation and decision-making processes of our Board and diversity attributes such as race and gender are among the factors considered. In the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.  In the case of new director candidates, the committee also determines whether the nominee is independent under applicable Nasdaq listing standards. In addition, to help ensure that it has access to a broad range of qualified, experienced and diverse candidates, our Nominating and Corporate Governance Committee may use the services of an independent search firm to help identify and assist in the evaluation of candidates. The committee conducts any appropriate inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board, and then selects a nominee for recommendation to our Board.

Our Board and Nominating and Corporate Governance Committee may modify the criteria used to assess director candidates and incumbent directors from time to time. Candidates for director nomination are reviewed in the context of the current composition of our Board, the operating requirements of the Company and the long-term interests of our stockholders, consistent with our commitment to maintaining a board of directors composed of members who can productively contribute to the Company’s success.  Existing members of our Board will also be evaluated on the basis of any new criteria.

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Stockholder Recommendations and Nominations

Stockholders who wish to recommend candidates may contact the Nominating and Corporate Governance Committee in the manner described below under “Board and Corporate Governance Matters—Stockholder Communications with our Board.” Stockholder nominations must be made according to the procedures required under our bylaws and described in this proxy statement under the heading “Additional Information—Stockholder Proposals and Nominations for Next Year’s Annual Meeting of Stockholders.” Stockholder-recommended candidates and stockholder nominees whose nominations comply with these procedures will be evaluated by our Nominating and Corporate Governance Committee in the same manner as other nominees.

Code of Ethics and Business Conduct

We have adopted a code of conduct applicable to our employees, officers and directors, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of our code of conduct is available on our corporate website at www.outsetmedical.com in the Investors section under “Corporate Governance.” We intend to post any required disclosures regarding an amendment to, or waiver from, a provision of our code of conduct on the same website.  Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

Corporate Governance Guidelines

We have adopted written corporate governance guidelines which provide the framework for our corporate governance, along with our amended and restated certificate of incorporation, bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a range of topics including, but not limited to, board composition, independence and selection of directors, board membership criteria, conduct of board meetings, board committee composition and functions, board assessment, director compensation and succession planning.  Our corporate governance guidelines are reviewed at least annually by our Nominating and Corporate Governance Committee and any proposed changes are recommended to our full Board for approval. A copy of our corporate governance guidelines is available on our corporate website at www.outsetmedical.com in the Investors section under “Corporate Governance.”  Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

Anti-Hedging and Anti-Pledging Policy

Our insider trading policy prohibits our directors, executive officers and other employees from engaging in hedging transactions or other inherently speculative transactions with respect to Company securities, such as short sales or transactions in put or call options.  Our directors, executive officers and other employees are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Stockholder Communications with our Board

Any stockholder or other interested party who wishes to communicate with our Board or any individual director may send written communications to our Board or such director c/o Corporate Secretary, Outset Medical, Inc., 3052 Orchard Drive, San Jose, California 95134.  The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our Board, based on the subject matter. Communications that are deemed inappropriate (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded.

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Certain Relationships and Related Party Transactions

The following is a summary of the transactions since January 1, 2021 to which we have been a participant in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest, other than compensation arrangements which are under the sections of this proxy statement entitled “Director Compensation” and “Executive Compensation.”

Indemnification of Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our bylaws require us to indemnify our directors against certain liabilities, costs and expenses to the fullest extent not prohibited by the Delaware General Corporation Law, and have purchased directors’ and officers’ liability insurance. Subject to very limited exceptions, our bylaws also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Party Transactions

Our Audit Committee has the primary responsibility for the review, approval and oversight of any “related party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy under which our management is required to submit any related party transaction not previously approved or ratified by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee takes into account all of the relevant facts and circumstances available.

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Director Compensation

Non-Employee Director Compensation Policy

Our non-employee directors receive annual cash retainers and equity awards as compensation for Board and committee service in accordance with our non-employee director compensation policy (our “director compensation policy”).  Our Board originally adopted our director compensation policy in 2020 in connection with our initial public offering (“IPO”) after consultation with Aon, an independent compensation consultant.

Our Compensation Committee periodically reviews our director compensation policy and recommends any adjustments to our Board for approval.  In late 2020, the Compensation Committee engaged Aon to review our director compensation policy and prepare an updated benchmarking analysis relative to our 2021 peer group.  In January 2021, after review and discussion of the updated benchmarking report prepared by Aon, the Compensation Committee recommended no changes to our then-current non-employee director compensation policy as it remained market-competitive. More recently, in February 2022, the Compensation Committee reviewed an updated benchmarking report prepared by Aon and again recommended that no changes be made to our director compensation policy, other than to clarify that the cash retainer for the Chair of the Board would also apply to a Lead Independent Director, which modification was approved by the Board.

During 2021, each of our non-employee directors was entitled to compensation in accordance with the following director compensation policy:

•

Annual Cash Compensation:  Each non-employee director is entitled to receive annual cash compensation in the amounts summarized in the table below.  These amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service was performed, and are pro-rated for any partial months of service.

Position	Annual Cash Retainer
Board Member	$40,000
Chair of the Board* (additional)	$45,000
Committee Chairs:
Audit	$20,000
Compensation	$20,000
Nominating and Corporate Governance	$10,000
Committee Members:
Audit	$10,000
Compensation	$10,000
Nominating and Corporate Governance	$5,000

* In February 2022, our policy was amended to clarify that this retainer also applies to a Lead Independent Director.

•	Equity Compensation:
o

Upon appointment to our Board, each non-employee director is entitled to receive a grant of restricted stock units valued at $262,500 as of the grant date, which will vest quarterly over three years, subject to such director’s continuous service on each applicable vesting date.

o

Each non-employee director continuing his or her service on our Board following the annual meeting of stockholders is entitled to receive a grant of restricted stock units valued at $150,000 as of the grant date, which will vest upon the earlier of the one-year anniversary of the grant date or the date of our next annual meeting of stockholders, subject to such director’s continuous service until such date.

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o

Notwithstanding the vesting schedules described above, each non-employee director who remains in continuous service until a change in control (as defined in our 2020 Equity Incentive Plan) will become fully vested in all then-outstanding equity awards.

•

Expense Reimbursement:  Our non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.

2021 Director Compensation Table

The following table summarizes, for 2021, certain information regarding the compensation of our non-employee directors. Ms. Trigg, our CEO, does not receive any separate compensation for her service on our Board. Please see “Executive Compensation—2021 Summary Compensation Table” for a summary of the compensation received by Ms. Trigg in 2021.

Name:	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Total ($)
Karen Drexler	62,091	412,474	—	474,565
D. Keith Grossman	100,000	149,999	—	249,999
Patrick T. Hackett	60,000	149,999	—	209,999
Jim Hinrichs	60,000	149,999	—	209,999
Andrea L. Saia	38,710	412,487	—	451,197
Catherine Szyman	30,780	412,464	—	443,244
Thomas J. Carella(5)	1,333	—	—	1,333
Ali Osman(5)	16,250	—	—	16,250

(1)	Cash amounts represent cash fees paid to each non-employee director during 2021 for his or her Board or committee service. Cash fees are paid quarterly in arrears.
(2)

Dollar amounts represent the aggregate grant date fair value of stock awards granted during 2021, computed in accordance with FASB ASC 718, Compensation—Stock Compensation (“ASC 718”) and the assumptions outlined in Note 9 of our financial statements included in our 2021 annual report.

(3)

The aggregate number of shares subject to stock awards outstanding as of December 31, 2021 for each of the non-employee directors was as follows: Ms. Drexler, 7,324; Mr. Grossman, 3,288; Mr. Hackett, 3,288; Mr. Hinrichs, 3,288; Ms. Saia, 7,068; Ms. Szyman, 8,077; Mr. Carella, 0; and Mr. Osman, 0.

(4)

No options were granted to the non-employee directors  in 2021.  The aggregate number of shares subject to outstanding stock options held by each of the non-employee directors as of December 31, 2021 was as follows: Ms. Drexler, 0; Mr. Grossman, 284,502; Mr. Hackett, 37,974; Mr. Hinrichs, 94,936; Ms. Saia, 0; Ms. Szyman, 0; Mr. Carella, 0; and Mr. Osman, 0.

(5)	Mr. Carella resigned from our Board effective January 8, 2021 and Mr. Osman resigned from our Board effective March 23, 2021.

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EXECUTIVE COMPENSATION

Proposal Two: Advisory Vote on Named Executive Officer Compensation

General

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval, on a non-binding advisory basis, of the compensation of our named executive officers (“NEOs”) during 2021, as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.  This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this proxy statement.

As discussed in further detail in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, our executive compensation program is designed to achieve the following key objectives:

•	Attract, mobilize and retain the right talent;
•	Incent collective focus on corporate goals;
•	Reward and recognize outstanding performance; and
•	Align with stockholders’ interests.

Our Compensation Committee has created an executive compensation program that combines short-term and long-term components, cash and equity, as well as fixed, at-risk and variable compensation elements, in the proportions it believes achieve these guiding principles.  For details on our executive compensation program, including our compensation philosophy and objectives and the 2021 compensation of our NEOs, we urge you to carefully read the CD&A section of this proxy statement, the 2021 Summary Compensation Table, as well as the other related tables and disclosure.

Accordingly, we are asking our stockholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s proxy statement for the 2022 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the 2021 Summary Compensation Table and the other related tables and disclosure.

Although this advisory vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this say-on-pay vote when making future compensation decisions for our executive officers.

Vote Required:

Advisory approval of the 2021 compensation of our NEOs as described in this proxy statement requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions have the same impact as votes “Against” the proposal.  Broker non-votes will have no effect on the outcome of this vote.

Board Recommendation:	Our Board unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the 2021 compensation of our NAMED EXECUTIVE OFFICERS as described in this proxy statement.

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Proposal Three: Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation

General

In accordance with Section 14A of the Exchange Act, we are seeking our stockholders’ vote, on a non-binding advisory basis, on how often we should hold future advisory votes on NEO compensation, or say-on-pay votes.  Stockholders may indicate their preference for future say-on-pay votes to be held at one, two or three year intervals, or may abstain from voting on this proposal. This proposal is commonly known as a “say-on-frequency” vote. The Board has approved a frequency of “every one year” for future say-on-pay votes, subject to the same frequency receiving the highest number of votes from stockholders at the Annual Meeting.

Our Board recommends that stockholders vote, on a non-binding advisory basis, for future say-on-pay votes to be held on an annual basis.  Our Board believes that an annual say-on-pay vote will allow our stockholders to provide timely and direct input on our executive compensation program on a more consistent basis, promotes accountability and transparency by enabling the say-on-pay vote to correspond with the most recent executive compensation information presented in our proxy statement for each annual stockholder meeting, and reflects sound corporate governance principles.

Stockholders are not voting to approve or disapprove of the Board’s recommendation.  Instead, stockholders are being presented with four choices with respect to this say-on-frequency proposal:  “every one year,” “every two years,” “every three years” or abstention from voting on this proposal.  For the reasons discussed above, our Board recommends that our stockholders vote for a frequency of “every one year” when voting at the Annual Meeting.

If the “every one year” frequency does not receive the highest number of votes from stockholders at the Annual Meeting, our Board and Compensation Committee will consider the outcome of this vote in determining the frequency of future say-on-pay votes.  Although this advisory vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote in determining the frequency of future say-on-pay votes.  Nevertheless, our Board may decide that it is in the best interests of stockholders and the Company to hold future say-on-pay votes more or less frequently than the option recommended by our stockholders.

Vote Required:

Stockholders have the choice of voting, on an advisory basis, for future say-on-pay votes to occur every one, two or three years, or abstaining from the vote. The choice of frequency receiving the highest number of votes will be considered the frequency preferred by our stockholders. The Board has approved a frequency of “every one year” for future say-on-pay votes, subject to the same frequency receiving the highest number of votes from stockholders at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Board Recommendation:	OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS, FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION TO BE HELD “EVERY ONE YEAR.”

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our 2021 executive compensation program, including a discussion of our executive compensation philosophies, objectives and practices, and a review of the compensation paid or awarded to our named executive officers (“NEOs”) during 2021.  As we have ceased to be an “emerging growth company,” this is the first year that we are providing a Compensation Discussion and Analysis.

Our NEOs consist of (i) our CEO during 2021, (ii) our Chief Financial Officers serving during 2021 and (iii) our three other most highly compensated executive officers as of December 31, 2021.  For 2021, our NEOs were:

•	Leslie Trigg, our President, CEO and Board Chair;
•	Nabeel Ahmed, our Chief Financial Officer (“CFO”);(1)
•	John Brottem, our General Counsel and Secretary;
•	Jean-Olivier Racine, our Chief Technology Officer; (2)
•	Martin Vazquez, our Chief Operating Officer; and
•	Rebecca Chambers, our former CFO.(1)

(1)

As previously disclosed, Mr. Ahmed, who initially joined the Company in May 2020, was named Interim CFO, effective upon Ms. Chambers’ departure on July 16, 2021, and transitioned to the permanent role of CFO, effective July 30, 2021.

(2)	Mr. Racine joined the Company in June 2021.

Executive Summary

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. We believe the Tablo® Hemodialysis System, cleared by the U.S. Food and Drug Administration (“FDA”) for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers.   We designed Tablo from the ground up to be a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anywhere, anytime and by virtually anyone.

2021 Business Highlights

During 2021, we achieved the following:

•	We recorded net revenue of $102.6 million for the full year of 2021, representing an increase of 105.5% compared to $49.9 million for 2020;
•	We achieved gross margin for the full year of 2021 of 7.4%, compared to (26.1)% for the full year of 2020;
•	We completed a follow-on public offering, raising approximately $149.7 million in net proceeds to the Company;
•	We signed sales agreements with seven of the eight largest national health systems and approximately one-third of the largest 100 regional health systems;
•	We announced several multi-year sales agreements with innovative dialysis care providers to drive home hemodialysis adoption with Tablo;
•	We fully transitioned the production of Tablo consoles to our recently established manufacturing facility in Mexico;

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•

We received the first-ever approval for the Transitional Add-on Payment Adjustment for New and Innovative Equipment and Supplies (TPNIES) program from the Centers for Medicare & Medicaid Services (CMS), which deemed Tablo a substantial clinical improvement over the incumbent home hemodialysis device;

•	We released our inaugural ESG report highlighting our ESG-related programs, priorities, goals, and performance; and
•	We grew our employee base to 444 full-time employees as of the end of 2021, representing an increase of 42% compared to 313 full-time employees at the end of 2020.

2021 Executive Compensation Highlights

The Compensation Committee took the following key actions with respect to the compensation of our NEOs for 2021:

•

Base Salaries:   No changes were made to the annual base salaries of our NEOs (excluding Mr. Ahmed) during 2021, as a result of recent increases approved following our IPO that were effective as of September 16, 2020 in the case of Mses. Trigg and Chambers and Mr. Vazquez and as of January 1, 2021 in the case of Mr. Brottem. Following an increase in connection with a promotion in May 2021, Mr. Ahmed’s annual base salary was increased by an additional 26.2% in connection with his promotion to CFO effective July 2021.

•

Annual Performance-Based Cash Bonuses:  Based on strong achievement against multiple pre-established 2021 corporate performance goals tied to revenue (weighted 50% plus an overachievement potential component), gross margin (weighted 25%), home patient enrollment and retention (weighted 12.5%) and reduction in service hours per console (weighted 12.5%), the Compensation Committee approved overall payouts under our annual cash bonus program equal to 174.5% of each NEO’s target bonus opportunity.  This payout was the result of above target performance on the revenue goal (plus an overachievement component driven by strong, above target, year-end revenue and incremental backlog), as well as near target performance on the gross margin and service hours goals.

•	Long-Term Equity Incentives:

-	CEO: Our CEO was granted long-term equity incentive awards targeting a mix (based on target value) reflected in the below chart:

•       PSUs:  The performance-based restricted stock units (“PSUs”) vest contingent on the achievement of performance criteria tied to two rigorous, successively higher stock price triggers each of which, if sustained over a 30-trading day period, would result in 50% of the target award vesting.  These PSUs have not yet met the performance conditions and remain unvested.

•       Stock options:  The time-based stock options vest over a four-year period.

•       RSUs:  The time-based restricted stock units (“RSUs”) vest over a four-year period.

In determining the size and structure of the annual 2021 equity award package for our CEO, the Compensation Committee considered, among other factors, the success of the Company’s recent IPO and her strong performance up to and through the IPO, increased responsibilities, her demonstrated growth and potential as the CEO of a newly public company, the criticality of retaining her strong and stable leadership during a period of high growth for the Company and its transition into the public company arena, as well as the retention value of her unvested equity holdings following the post-IPO accelerated vesting of a significant portion of her equity awards.  Consistent with its pay-for-performance philosophy, instead of delivering the target value of our CEO’s equity entirely through equity that vests solely based on continued service, the committee determined that at least 50% of the target value should be in the

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form of performance-based equity in order to incentivize the creation of long-term value for our stockholders.

-	Other NEOs: Our other NEOs were granted long-term equity incentive awards targeting a mix (based on target value) of 50% stock options and 50% RSUs, each vesting over a four-year period.

Preview of 2022 Long-Term Equity Incentive Plan Design

Following our first full year as a public company, our Compensation Committee made changes to our long-term equity incentive program in 2022 to further enhance the performance-based nature of our overall executive compensation program in ways it believes are appropriate given our growth stage and relatively recent transition into the public company arena.  Most notably, as part of our 2022 equity program, the Compensation Committee has expanded our issuance of PSUs to a broader group of executive officers and certain other senior leaders within the Company.  For 2022, the committee approved a mix of 50% PSUs and 50% RSUs for our CEO, and a mix of 20% PSUs and 80% RSUs for our other executive officers and certain other senior leaders, in each case, based on target value.  These PSUs, granted in early 2022, are earned and vest over performance and vesting periods extending through 2024 based on achievement against two metrics that the committee considers to be critical drivers of our growth and creation of long-term stockholder value: (1) an operational metric tied to the number of patients treating at home on Tablo as of the end of 2023, with 50% of earned units vesting after certification of the achievement level following the end of 2023 and the remaining 50% of earned units vesting at the end of 2024 and (2) our relative total stockholder return over a two-year performance period as compared to companies in a pre-determined index of medical device companies, with 100% of earned units vesting at the end of 2024.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to meet the following key objectives:

•

Attract, mobilize and retain the right talent.  Executive compensation should be market-competitive in order to attract and retain highly qualified, experienced and motivated talent to act as inspirational leaders, drive our strategic initiatives, grow our business and help pave the way to a patient-centric dialysis service model.

•

Incent collective focus on corporate goals.  Our work environment is goal-driven and we believe compensation is a critical tool in the successful execution of our business objectives.  By tying elements of our executives’ pay to key corporate goals, we encourage our executives to focus their teams and execute on these goals.

•

Reward and recognize outstanding performance.  We firmly believe that executive compensation should incentivize and reward outstanding performance that contributes to our overall growth and success as a company both in the short-term and long-term.

•	Align with stockholders’ interests. Through the risks and rewards of owning Outset equity, we incentivize our executives to remain aligned with stockholders and focus on long-term value creation.

Our Compensation Committee has created an executive compensation program that combines short-term and long-term components, cash and equity, as well as fixed, at-risk and variable compensation elements, in the proportions it believes achieve these guiding principles.

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Linking Pay to Performance; Our Program Design

Consistent with our philosophy of aligning executive pay with the short-term and long-term performance of the Company, and to align the interests of management and stockholders, a significant majority of the overall compensation paid to each NEO is at-risk or variable in the form of annual cash bonuses and equity-based compensation:  (i) our annual cash bonuses and PSUs are earned or vest only upon the achievement of pre-established performance metrics; (ii) the value (if any) earned from stock options depends on our stock price; and (iii) the value earned from RSUs varies based on our stock price.

As reflected in the charts below, for 2021, approximately 92% of our CEO’s target pay, and 78% of our other NEOs’ (excluding Mr. Racine) target pay on average, was at-risk or variable. We believe this target pay mix reflects the strong pay-for-performance design of our executive compensation program.

CEO Target Pay Mix(1)	Other NEOs, Average Target Pay Mix(1)(2)

RSUs (33.5%)
Annual Base Salary (22%)
78%
At-Risk or Variable
Target Annual Cash Bonus (11%)
Stock Options (33.5%)

(1)

“Target pay” consists of each NEO’s (i) annualized base salary for 2021, (ii) target annual cash bonus as a percentage of annualized base salary for 2021, assuming payout at 100% and excluding potential overachievement, and (iii) target values of equity awards granted to such NEO during 2021 (which were converted to share numbers using the mechanism described below in the section entitled “2021 Equity Award Determinations”).  In calculating target pay for Mr. Ahmed, his annualized base salary and target bonus percentage at the end of 2021 were used (not taking into account any proration from mid-year adjustments), and his one-time cash bonus and equity grant in connection with his promotion to Interim CFO were excluded, in order to reflect a compensation mix that is more representative of our annual executive compensation program.

(2)

Mr. Racine has been excluded from the chart because he was hired during 2021 and, as a result, his compensation mix is not representative of our annual executive compensation program in light of his one-time new hire equity grants.

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Elements of Our Executive Compensation Program

For 2021, the material elements of compensation for our NEOs were base salary, annual cash bonuses tied to corporate performance goals, and equity-based compensation in the form of time-based stock options and RSUs, as well as, in the case of our CEO, PSUs.  The table below outlines these principal elements, including the primary objectives of each element, any associated performance measures, and whether each element is categorized as “fixed,” “at-risk” or “variable” based on corporate performance (including stock price appreciation).

Compensation Element	Form	Type	Primary Objectives	Performance Measures
Base Salary	Cash	Fixed	• Provide base amount of market competitive pay to attract, retain and motivate an effective leadership team • Provide a predictable level of financial stability for our executives	Not applicable
Annual Cash Incentive	Cash	At-risk	• Focus executives on key short-term corporate goals • Motivate and reward performance in achievement of these goals • Create a “pay for performance” culture

Pre-established performance metrics based on achievement of multiple one-year financial, operational and strategic goals (tied to revenue, gross margin, home patient enrollment and retention, and reduction in service hours per console, subject to a minimum cash threshold)

Equity Incentive Awards	Stock options	At-risk

•  Attract, incentivize and retain executives through time-based multi-year vesting

•  Align interests of stockholders and executives (no value if stock price remains below fair market value on grant date)

•  Focus our executives on performance that creates long-term value for our stockholders

Stock price appreciation
	RSUs	Variable

•  Attract, incentivize and retain executives through time-based multi-year vesting

•  Align interests of stockholders and executives by linking realized value to stock price performance

•  Focus our executives on performance that creates long-term value for our stockholders

Stock price appreciation
	PSUs	At-risk

•  Incentivize and retain executives

•  Align interests of stockholders and executives

•  Motivate and reward performance that creates long-term value for our stockholders (no payout if performance measures are not met)

Appreciation of stock price above pre-determined stock price triggers over a sustained 30-day period

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Our Executive Compensation Practices

During 2021, our Compensation Committee maintained a number of practices designed to reinforce our executive compensation philosophy and objectives:

WHAT WE DO:	WHAT WE DON’T DO:

✓     A significant majority of our NEOs’ annual target pay is at-risk or variable in the form of annual cash bonuses and long-term equity compensation tied to corporate performance and/or stock price appreciation

✓     Annual cash bonuses contingent on multiple pre-established financial, operational and strategic performance metrics that align with key corporate goals intended to create long-term stockholder value

✓     Our short-term and long-term incentive programs are tied to different measures of performance

✓     Recommending an advisory vote for stockholders to approve NEO compensation on an annual basis

✓     Maintain a fully (100%) independent Compensation Committee

✓     Retain independent compensation consultant reporting directly to the Compensation Committee

✓     Annual executive compensation review (including market comparison against a relevant peer group)

✘     No guaranteed bonuses or base salary increases

✘     No employment contracts that guarantee continued employment of our executive officers

✘     No “single trigger” change of control arrangements

✘     No excessive perquisites provided to our executive officers

✘     No tax gross-ups (except in the case of tax reimbursement related to certain commuting, housing and relocation expenses)

✘     No repricing, cash-out or exchange of “underwater” stock options without stockholder approval

✘     No health, welfare or retirement plans for executive officers that are not available to all employees

✘     We prohibit our employees and directors from engaging in hedging or other speculative transactions in our securities, and from pledging our securities

✘     No dividend or dividend equivalent payments on unearned equity awards

Stockholder Advisory Votes on NEO Compensation and Stockholder Engagement

At the Annual Meeting, we will be conducting the following stockholder advisory votes: (i) a non-binding vote on the compensation of our NEOs (commonly known as a “say-on-pay” vote) and (ii) a non-binding vote on the frequency of future say-on-pay votes (commonly known as a “say-on-frequency” vote).  See “Proposal Two” and “Proposal Three”, respectively, in this proxy statement for more detailed information.

We value the opinions of our stockholders. Our Board and Compensation Committee will seriously consider the outcome of the say-on-pay vote when making future compensation decisions for our executive officers. For the say-on-frequency vote, stockholders will have the option of voting on whether future say-on-pay votes should be held at one, two or three year intervals, or may abstain from such vote. The Board has approved a frequency of every one year for future say-on-pay votes, subject to the same frequency receiving the highest number of votes from stockholders at the Annual Meeting.

As part of our investor relations program, we engage in ongoing outreach to and discussions with our stockholders, including on matters related to our business strategy and ESG.  Even outside of the formal proposals stockholders will be asked to vote on at the Annual Meeting, we remain open to continued input from and discussions with our stockholders, including on matters related to executive compensation and general corporate governance.  Stockholders are welcome to reach out to our investor relations team at investors@outsetmedical.com with any questions or requests.

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How We Make Executive Compensation Decisions

Role of the Compensation Committee and Management

Our Board has delegated to the Compensation Committee responsibility for overseeing and administering our executive compensation program, including reviewing, determining and approving the compensation of our CEO and other executive officers (including our NEOs). In setting the compensation of our CEO, the Compensation Committee is charged with reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals, and determining and approving our CEO’s compensation based on this evaluation and other factors.  Our CEO does not participate in discussions regarding her own compensation.

Our Compensation Committee also approves the compensation of our executive officers other than our CEO. In doing so, the committee takes into account our CEO’s evaluation of each executive officer’s performance and her recommendations with respect to their compensation.  While our Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation of our executive officers (other than herself), the committee uses these recommendations and proposals as one of several factors in making such compensation decisions, and exercises its discretion in accepting, rejecting or modifying any such recommendations and proposals. In addition, from time to time, various members of management and other employees may be invited by the Compensation Committee to provide financial or other information or advice to the committee or otherwise participate in committee meetings.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our CEO (other than with respect to herself), market data and competitive benchmarking assessments prepared by the Company’s independent compensation consultant (as discussed below in the section entitled “Benchmarking Comparison to Peer Group”), current and past total compensation, current equity holdings and the retention value thereof, overall forecast and budget considerations, current market conditions, company performance and growth, the specific needs of the business at critical points in time, each executive’s role, criticality and relative scope of responsibility, individual performance and contributions, longevity and depth in role, overall experience and expertise, as well as internal equity considerations.

Guidance from Independent Compensation Consultant

In accordance with its written charter, the Compensation Committee has authority to retain or obtain the advice of an independent compensation consultant, legal counsel or other advisors to assist with the execution of its duties including as it relates to executive officer compensation.  The committee believes that working with an independent compensation consultant furthers its objectives to recruit and retain qualified executives, align their interests with those of stockholders and help design compensation packages that will appropriately motivate and reward ongoing achievement of business goals.

The Compensation Committee engaged the services of Aon Consulting, Inc., through its Aon Rewards Solution subdivision (“Aon”), as an independent executive compensation consultant to assist in its evaluation of executive and director compensation for 2021. At the request of the Compensation Committee, Aon advised on principal aspects of our 2021 executive compensation program, including reviewing our executive compensation philosophy, developing a comparative group of peer companies, reviewing peer group trends with respect to levels and types of compensation elements, and performing competitive benchmarking assessments of executive officer compensation against our peer group. Aon also assisted with benchmarking and gathering market data with respect to compensation packages for Mr. Racine upon his hire and for Mr. Ahmed in connection with his promotions to Interim CFO and to CFO.

In addition, Aon assisted with reviewing and benchmarking our policy with respect to non-employee director compensation, reviewing competitive market practices and trends for equity compensation of our non-executive employees, conducting pay for performance assessments with respect to our CEO compensation, and support on other ad hoc matters throughout the year.

Aon is retained by and reports to the Compensation Committee and, at the request of the committee, participates in committee meetings. Based on consideration of the various factors set forth in applicable Nasdaq and SEC rules, the Compensation Committee does not believe its relationship with Aon and the work of Aon on behalf of the committee have

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raised any conflicts of interest. The Compensation Committee reviews these factors and receives written confirmation from Aon stating its belief that it remains an independent compensation consultant to the Compensation Committee.

Benchmarking Comparison to Peer Group

In order to obtain a broad view of compensation practices among industry peers and competitors for executive talent, and to help design a competitive executive compensation program to attract, motivate and retain effective leadership, our Compensation Committee worked closely with Aon to identify an appropriate group of comparable publicly traded peer companies against which to benchmark our 2021 executive officer compensation.

In selecting the peer group to be used to help guide 2021 executive compensation decisions, the Compensation Committee, in consultation with Aon, established the following peer group selection criteria designed to capture a meaningful cross-section from which to benchmark executive officer compensation:

Element	Selection Criteria
Sector and Stage	Recently-public (preferably in the last 5 years) medical device companies
Geography	U.S.-based with a focus on companies headquartered in the San Francisco Bay Area and other biotechnology “hub” locations
Revenue	Trailing twelve-month revenue ranging from $40 million to $200 million
Market Capitalization	30-day average market capitalization ranging from $600 million to $5 billion

In November 2020, following consultation with Aon and based on the above selection criteria, our Compensation Committee approved the following peer group of companies for evaluating 2021 executive officer compensation (the “2021 peer group”):

2021 Peer Group
AtriCure, Inc.	Inspire Medical Systems, Inc.	Pulmonx Corporation
Axonics, Inc.	Intersect ENT, Inc.	Shockwave Medical, Inc.
Berkeley Lights, Inc.	iRhythm Technologies, Inc.	SI-BONE, Inc.
CareDx, Inc.	NanoString Technologies, Inc.	Silk Road Medical, Inc.
Glaukos Corporation	Pacific Biosciences of California, Inc.	STAAR Surgical Company
Inari Medical, Inc.	Personalis, Inc.	Tactile Systems Technology, Inc.

Our 2021 peer group reflects certain changes to the prior peer group approved by the Compensation Committee in late 2019 that was used to evaluate base salary increases for our executive officers following our IPO in late 2020.  These changes were primarily due to companies in the prior peer group falling outside of the updated revenue and market capitalization ranges that were reset based on Outset’s projected 2021 revenue and then-current market capitalization.  Going forward, the Compensation Committee intends to review our peer group on an annual basis to make adjustments if warranted based on changes in both our business and the businesses of the companies in our peer group, while maintaining year-over-year continuity in the list for comparability of competitive analysis.

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As of the date the Compensation Committee approved our 2021 peer group, our projected 2021 revenue registered at the 52nd percentile of the companies in the peer group and our market capitalization registered at the 55th percentile of the companies in the peer group. We believe these percentile ranks support the reasonableness of our 2021 peer group.

In early 2021, Aon prepared reports summarizing a benchmarking review and assessment of our executive compensation program, including base salary, annual incentive bonus and equity award levels for our NEOs (other than Messrs. Racine and Ahmed) as compared to our 2021 peer group.  The Compensation Committee considered these reports, among other factors, in determining the size, components and mix of compensation elements for these NEOs in 2021.  Mr. Racine was hired in June 2021 and his compensation levels, including his new hire equity grants, were determined by the Compensation Committee when he joined Outset.  Mr. Ahmed’s compensation increases for 2021, including additional equity grants, in connection with his promotion to Interim CFO and subsequently to CFO, were determined by the Compensation Committee at the time of the promotions.  In setting Mr. Racine’s new hire compensation and Mr. Ahmed’s promotion compensation increases for 2021, the Compensation Committee considered, among other factors, market data gathered by Aon based on companies in our 2021 peer group.

Our Compensation Committee believes competitive market data is a useful tool in its deliberations to help design an executive compensation program that is competitive in relation to our peers, enabling us to attract, motivate and retain a qualified leadership team.  The committee generally considers the 25th, 50th and 75th percentiles of market data, and makes individual compensation decisions based on comparable positions at peer group companies.  However, the committee does not rely solely on competitive market data to determine any element of executive compensation or overall compensation.  In making executive compensation decisions, the committee considers a number of additional factors, including those discussed above in the section entitled “Role of the Compensation Committee and Management” as well as below in the section entitled “Elements of NEO Compensation and 2021 Determinations.”

Elements of NEO Compensation and 2021 Determinations

The principal elements of our NEOs’ 2021 compensation consisted of cash compensation in the form of base salary and annual cash bonuses tied to corporate performance goals, as well as equity-based compensation in the form of time-based stock options and RSUs, and, in the case of our CEO, PSUs.  Each of these compensation elements is discussed in further detail below, including a description of how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid or awarded to our NEOs during 2021 under each of these elements.

In addition, our NEOs are eligible to participate in our standard retirement, health and welfare and other available employee benefit plans on the same basis as our other employees. We also maintain severance and change in control arrangements with our executive officers (including our NEOs) as described in detail below.

Base Salary

Base salary represents the fixed portion of our executive officers’ compensation, which we view as an important element to attract and retain an effective leadership team. As the only fixed component of our executive compensation program, base salaries are also intended to provide our executives with a reasonable degree of financial stability, predictability and security of compensation.

Our Compensation Committee generally reviews and determines the base salaries of our executive officers on an annual basis, as well as upon hire of a new executive and upon promotion to an executive position.  In setting base salaries, the committee considers competitive market data for comparable positions within our peer group, while also taking into consideration other factors including current and past total compensation, each executive’s role, criticality and relative scope of responsibility, individual performance and contributions, longevity and depth in role, overall experience and expertise, company performance and growth, as well as the recommendations of our CEO (other than with respect to herself).

In connection with its annual review of executive compensation levels in early 2021, the Compensation Committee reviewed the base salaries of our NEOs (excluding Messrs. Ahmed and Racine), including against market data prepared by Aon based on our 2021 peer group.  The committee determined not to make any changes to the base salaries of these NEOs, as it believed the then-current base salary levels as adjusted by the recent increases approved in October 2020 following our IPO remained market competitive.  These earlier post-IPO increases took effect as of September 16, 2020 (in

2022 Proxy Statement	35

the case of Mses. Trigg and Chambers and Mr. Vazquez) and as of January 1, 2021 (in the case of Mr. Brottem), and were intended to better align the total cash compensation opportunities of these NEOs with competitive pay practices at our publicly-traded peers based on market data gathered by Aon, and also taking into consideration their individual performance, contributions, duties and responsibilities and positions within Outset.

Annual base salaries for our NEOs as of December 31, 2020 and 2021 are summarized in the table below, with any changes effected during 2021 described in the footnotes.  Please see the “Salary” column in the 2021 Summary Compensation Table for the base salary amounts actually received by each NEO during 2019, 2020 and 2021.

	Base Salary as of December 31,
Name:	2020 ($)	2021 ($)	Percentage Increase (%)
Leslie Trigg	560,000	560,000	—
Nabeel Ahmed(1)	265,000	385,000	45.3%
John Brottem(2)	325,000	350,000	7.7%
Jean-Olivier Racine(3)	—	375,000	N/A
Martin Vasquez	370,000	370,000	—
Rebecca Chambers(4)	380,000	380,000	—

(1)

Mr. Ahmed joined the Company in May 2020. The amount reported for 2020 reflects his annualized base salary and has not been adjusted to reflect his partial year of service.  Effective May 10, 2021, Mr. Ahmed’s base salary was increased from $265,000 to $305,000, representing an increase of 15.1%, in connection with a promotion.  Effective July 30, 2021, the Compensation Committee approved an additional increase in Mr. Ahmed’s base salary from $305,000 to $385,000, representing an increase of 26.2%, in connection with his promotion to CFO, taking into consideration a number of factors, including market data prepared by Aon for chief financial executive roles at our peer group and other recently-public comparable companies, his qualifications and prior experience, as well as the recommendation of our CEO.

(2)	Mr. Brottem joined the Company in May 2020. The amount reported for 2020 reflects his annualized base salary and has not been adjusted to reflect his partial year of service.
(3)

Mr. Racine’s annual base salary was determined by our Compensation Committee when he joined the Company in June 2021 in connection with a recruitment and hiring process, taking into consideration various factors including market data gathered by Aon for comparable positions at our peer group companies, the scope of his role, his qualifications and prior experience, as well as the recommendation of our CEO.  The amount reported for 2021 reflects his annualized base salary and has not been adjusted to reflect his partial year of service.

(4)	Ms. Chambers departed the Company in July 2021. The amount reported for 2021 reflects her annualized base salary and has not been adjusted to reflect her partial year of service.

Annual Cash Incentive

We provide our executives with short-term incentive compensation through our annual cash bonus program.  Consistent with our executive compensation philosophy, our annual incentive program is designed to focus our employees (including our executives) on key strategic corporate goals and motivate and reward performance in achievement of these goals, helping to create a goal-oriented and “pay for performance” environment. We believe that company-wide goals help to foster effective cross-functional performance and a culture of collaboration, in furtherance of our philosophy that we drive for success as a team, not as individuals.

Our annual cash bonus program provides cash incentive award opportunities based on the level of achievement of financial, operational and strategic corporate performance goals established by our Compensation Committee at the beginning of the fiscal year. Payout varies depending on company performance as compared to the threshold and target performance goals established by the committee.  Our bonus program is designed to pay above-target bonuses when we exceed our target annual corporate objectives and below-target bonuses when we do not meet these objectives, with no payout in the event that we fail to meet any of the threshold objectives.

Target annual cash bonus opportunities for our NEOs were set by our Compensation Committee as a percentage of their respective base salaries. In connection with its annual review of our executives’ compensation in early 2021, our Compensation Committee reviewed the 2021 bonus targets of our NEOs (excluding Messrs. Ahmed and Racine), taking into consideration market data prepared by Aon based on our 2021 peer group, each executive’s scope of responsibilities and individual and company performance, as well as the recommendation of our CEO (except with respect to herself), with a

2022 Proxy Statement	36

view towards generally maintaining consistent bonus percentages amongst our non-CEO executive officers. The committee approved an increase in our CEO’s bonus target from 75% of her annual base salary for 2020 to 100% of her annual base salary for 2021, in recognition of her strong performance and contributions to date and growth as a public company CEO.  The committee determined not to make any changes to the 2021 bonus targets of the other NEOs as compared to the prior year.

The following table sets forth the bonus targets (as a percentage of annual base salary) for each NEO during 2020 and 2021, and any increases in such bonus targets approved for 2021:

Name:	2020 Bonus Target Percentage	2021 Bonus Target Percentage	Increase
Leslie Trigg	75%	100%	25%
Nabeel Ahmed(1)	35%	50%	15%
John Brottem	50%	50%	—
Jean-Olivier Racine(2)	—	50%	N/A
Martin Vazquez	50%	50%	—
Rebecca Chambers(3)	50%	50%	—

(1)

Mr. Ahmed’s bonus target for 2021 was increased from 35% to 40% prior to his promotion to CFO. Our Compensation Committee further increased his bonus target from 40% to 50% in connection with his promotion to CFO (effective for the portion of the year beginning on the appointment date of July 30, 2021), taking into consideration market data prepared by Aon, the expanded scope of responsibilities of his new position, his qualifications and prior experience, as well as the recommendation of our CEO.

(2)

Mr. Racine’s bonus target was determined by our Compensation Committee when he joined Outset in June 2021 in connection with a recruitment and hiring process, after consideration of market data prepared by Aon, his qualifications and prior experience, as well as the recommendation of our CEO.  His annual bonus was prorated based on the length of his employment during 2021.

(3)	Ms. Chambers was not eligible to receive a payout under our 2021 bonus program because she departed the Company during 2021.

Corporate Performance Goals

The payment of awards under our 2021 annual cash bonus program applicable to our NEOs was subject to the attainment of several pre-established corporate milestones and goals relating to the Company’s financial and operational performance, which we refer to as “performance goals”.  These performance goals were approved by our Compensation Committee in early 2021 and related to revenue (weighted 50% plus a potential overachievement component), gross margin (weighted 25%), home dialysis patient enrollment and retention (weighted 12.5%) and a reduction in service hours per console (weighted 12.5%), all subject to achievement of a minimum cash threshold tied to year-end cash.

For each performance goal, our Compensation Committee established “threshold” and “target” achievement levels with resulting payouts (for each such performance goal) as follows:

Achievement Level for Each Goal	Resulting Payout for such Goal
Below threshold	No payout
Threshold	75% payout
Between threshold and target	75% to 100% payout based on linear interpolation
Target	100% payout
Above target

Over-achievement at levels above target levels was to be driven solely by revenue performance:  if revenue target goal of $101 million was achieved for 2021, 3% would be added to the overall payout level for each $1 million of (i) additional revenue generated above $101 million during 2021 plus (ii) incremental backlog generated as of the end of 2021 relative to the amount of backlog as of the end of 2020

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Lastly, payout under the bonus program was subject to achievement of a “minimum cash threshold” tied to year-end cash (including cash, cash equivalents, restricted cash and short-term investments) such that, even if one or more of the performance goals were met at or above threshold, no payouts would be made under the bonus program if 2021 year-end cash fell below $213 million.

Our Compensation Committee designed these threshold and target corporate performance goals for 2021 to (i) be challenging, but attainable with superior performance as well as focused effort and execution by our executives, (ii) appropriately drive successful execution of key strategic company objectives, namely driving revenue growth, expanding gross margins to deliver improved profitability, expanding within the home dialysis market, improving the cost of service and customer experience, while effectively managing cash within our operating budget, and (iii) effectively balance near-term financial performance with strategic financial and operational objectives designed to increase long-term stockholder value consistent with our overall growth strategies.  Each performance goal was weighted according to the committee’s assessment of its relative significance to our short-term and long-term success and strategy.

The 2021 corporate performance goals, including threshold and target achievement levels for each goal, are summarized in the following table:

Performance Goal(1)	Weighting	Threshold (75% Payout)(2)	Target (100% Payout)(2)	Overachievement
Revenue (2021)	50%	$70 million	$101 million	Yes(3)
Gross Margin (non-GAAP Q4 2021)	25%	3.0%	18.4%	N/A
Home dialysis patient enrollment and retention(4)	12.5%	Threshold goal	Target goal	N/A
Service hours per console per year(4)	12.5%	Threshold goal	Target goal	N/A

(1)	Even if one or more of the performance goals is met at or above threshold, no payouts would be made if cash at 2021 year-end falls below the minimum cash threshold of $213 million.
(2)	Payouts scale linearly from 75% to 100% for achievement between threshold and target levels for each performance goal.
(3)

If the revenue target goal of $101 million of revenue is achieved for 2021, 3% is added to the overall payout level for each $1 million of (i) additional revenue generated above $101 million during 2021 plus (ii) incremental backlog generated as of the end of 2021 relative to the amount of backlog as of the end of 2020.

(4)

Because of the competitively sensitive nature of this information, we are not disclosing the specifics of our threshold and target goals related to home patient enrollment and retention and reduction in service hours.

2021 Cash Bonus Payouts

In January 2022, our Compensation Committee, based on achievement of our 2021 corporate performance goals, approved overall payouts under our 2021 annual cash bonus program equal to 174.5% of each NEO’s target bonus opportunity.  This determination was based on the following:

•

Minimum Cash Threshold:  2021 year-end cash (including cash, cash equivalents, restricted cash and short-term investments) of $372.8 million exceeded the minimum cash threshold and, therefore, bonuses would be paid out based on achievement of the corporate performance goals.

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•

Achievement of Performance Goals:  The table below reflects the achievement, and corresponding payout levels, with respect to each of our 2021 corporate performance goals, as well as the additional contribution to the total payout level under the over-achievement component of the bonus plan:

Corporate Performance Goal	Weighting	Attainment at 2021 Year-End	Payout Level	Weighted Payout
Revenue (2021)	50%	Above target ($102.6 million)	100.0%	50.0%
Gross Margin (non-GAAP Q4 2021)	25%	Between threshold and target (12.0%)(1)	89.6%	22.4%
Home patient enrollment and retention	12.5%	Below threshold	0%	0%
Service hours	12.5%	Between threshold and target	98.5%	12.3%
Total payout (before over-achievement)				84.7%
Over-achievement contribution		Revenue above target ($1.6 million) Incremental backlog ($28.3 million)		89.8%(2)
Total payout (including over-achievement)				174.5%

(1)	Appendix A includes a reconciliation of gross margin as prepared and presented under accounting principles generally accepted in the United States (“GAAP”) to non-GAAP gross margin.

(2)

Pursuant to the over-achievement component of the bonus plan, an additional 89.8% was added to the total payout level, resulting in an overall payout of 174.5% of each NEO’s target bonus opportunity.  The 89.8% over-achievement contribution was calculated as follows:

( $1.6 million	+	$28.3 million )	x	3%	=	89.8%
Amount by which 2021 year-end revenue of $102.6 million exceeded revenue target of $101 million		Amount of incremental backlog generated as of the end of 2021 relative to the amount of backlog as of the end of 2020				Over-achievement contribution

The following table summarizes the 2021 target bonus opportunities (assuming 100% payout at target) for each NEO, as well actual cash bonus amounts earned by each NEO during 2021 under our cash bonus program that were paid in late February 2022.

Name: (1)	Actual Base Salary Paid in 2021 ($)(2)	2021 Bonus Target Percentage (%)(3)	2021 Target Bonus Opportunity at 100% Payout ($)	2021 Actual Bonus Payout Level (%)	2021 Actual Bonus Amount ($)(4)
Leslie Trigg	560,000	100%	560,000	174.5%	977,200
Nabeel Ahmed	323,000	44.2%	142,766	174.5%	249,235
John Brottem	349,615	50%	174,808	174.5%	305,039
Jean-Olivier Racine	194,712	50%	97,356	174.5%	169,886
Martin Vazquez	370,000	50%	185,000	174.5%	322,825

(1)	Ms. Chambers is excluded from the table as she departed the Company during 2021 and was therefore not eligible to receive a payout under our 2021 cash bonus program.
(2)

Mr. Ahmed’s base salary was increased from $265,000 to $305,000 effective May 10, 2021 and from $305,000 to $385,000 effective July 30, 2021 in connection with promotions.  Mr. Racine joined the Company on June 21, 2021 and this amount reflects his partial year of service.

(3)

Mr. Ahmed’s target bonus percentage is weighted for purposes of this calculation to reflect the increase from 40% to 50% which was effective for the portion of the year beginning on July 30, 2021 with his appointment to CFO.

(4)

Actual cash bonus amounts earned by each NEO during 2021 were calculated based on such NEO’s actual salary paid during 2021, multiplied by the product of (i) such NEO’s 2021 bonus target percentage (prorated in the case of Mr. Ahmed as noted in footnote (3) above) and (ii) the actual bonus payout level (174.5%).

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Other than the payouts under our 2021 annual cash bonus program described in the table above, no other cash bonuses were earned by or paid to our NEOs during 2021, other than a one-time cash bonus paid to Mr. Ahmed in the amount of $75,000 in July 2021 in connection with his appointment as Interim CFO.  This one-time cash bonus was approved by the Compensation Committee in order to compensate Mr. Ahmed for the increased responsibilities and accountability of his new role.

Preview of 2022 Annual Cash Incentive Plan Design

Following our first full year as a public company, our Compensation Committee reviewed the structure of our executive compensation program from a design and pay outcome perspective in determining the 2022 compensation of our executive officers.  To continue its emphasis on linking executive pay to performance, the committee approved an annual cash bonus program for 2022 that is similar in design and structure to our 2021 cash bonus program, with payouts based on the level of achievement against pre-established performance metrics tied to multiple one-year financial, operational and strategic corporate goals. Our 2022 cash bonus program again includes an overachievement component driven by revenue performance at levels above target. In addition, to help discourage excessive risk taking by our executives, the committee determined to cap individual payouts under the 2022 cash bonus programs at 200% of target.

Equity Incentive Awards

Our equity-based compensation is intended to attract, motivate  and retain our executive officers, align the interests of our executive officers with the interests of our stockholders and focus our executive officers on performance that creates long-term value for our stockholders, using a mix of both time-based vesting and, in certain cases, performance-based vesting.  We typically grant equity awards to executive officers on an annual basis, as well as upon hire of a new executive and upon promotion to an executive position.

Evolution of our Long-Term Equity Incentive Program

The long-term equity incentive component of our executive compensation program has evolved over time up to and following our IPO, and our Compensation Committee continues to make adjustments it believes are appropriate given our growth stage and as we mature as a public company:

•

Pre-IPO:  Prior to our IPO, we historically granted equity compensation in the form of time-based and performance-based stock options.  The time-based stock options generally vest over a four-year period.  The performance-based stock options were scheduled to vest once the value of a share of our common stock equaled or exceeded a certain value (the market-based vesting condition) following certain corporate events or our IPO (the performance-based vesting condition).

•

Post-IPO through 2021:  Following our IPO, beginning in November 2020, our Compensation Committee began granting equity in the form of time-based RSUs that vest over a multi-year period and, in the case of certain executives, began granting PSUs (including to our CEO in 2021).  As further described in the remainder of this section, for 2021, the committee targeted the following mix of equity awards based on target value (i) for our CEO:  50% PSUs (which vest only upon our stock price appreciating above two pre-determined thresholds), 25% stock options and 25% RSUs, and (ii) for our other NEOs:  50% stock options and 50% RSUs.

•

2022 Preview:  Following our first full year as a public company, our Compensation Committee made certain modifications to our 2022 equity program. To further enhance the performance-based nature of our long-term equity incentive program and increase the retention value of our executive’s equity packages, while maintaining the at-risk or variable nature of a significant majority of our executive’s annual target pay, the committee (i) discontinued the historical practice of granting time-based stock options, (ii) expanded the issuance of PSUs to a broader group of executive officers and certain other senior leaders within the Company and (iii) retained RSUs as a component of our executive’s equity packages, moving to a three-year vesting schedule with one-third vesting on the first anniversary of the grant date and then quarterly over two years.  For 2022, the committee approved a mix of 50% PSUs and 50% RSUs for our CEO, and a mix of 20% PSUs and 80% RSUs for our other executive officers and certain other senior leaders, in each case, based on target value.  These PSUs granted in 2022 are earned and vest through 2024 based on achievement against two separate

2022 Proxy Statement	40

metrics tied to home patients and relative stockholder return as further described above in the section entitled “Executive Summary – Preview of 2022 Long-Term Equity Incentive Plan Design.”

2021 Equity Award Types

During 2021, we granted equity-based compensation to our NEOs in the form of time-based stock options and RSUs and, in the case of our CEO, PSUs.  Key elements of equity awards granted to our NEOs during 2021, including the target mix of equity awards and vesting schedules, are summarized in the following table:

Equity Award Type	Recipients	Target Equity Mix(1)		At-Risk or Variable	Vesting(2)
		CEO	Other NEOs
Stock Options	All NEOs	25%	50%	At-Risk: No value if stock price remains below fair market value on grant date	Time-based vesting over four-years, with 25% vesting on the first anniversary of the grant date and in 36 equal monthly installments thereafter
RSUs	All NEOs	25%	50%	Variable: Value varies based on stock price performance

Standard:  Time-based vesting over four-years, with 25% vesting on the first anniversary of the grant date then quarterly over three years

Other:  Mr. Ahmed was granted RSUs in connection with his promotion to Interim CFO that vest in full one year from the grant date

PSUs	CEO	50%	None	At-risk: No payout if threshold performance measure is not met

Performance-based vesting:  (i) 50% vest on the last day of any period of 30 consecutive trading days during which the closing price exceeds $75.00 per share on each trading day during such period, and (ii) 50% vest on the last day of any period of 30 consecutive trading days during which the closing price exceeds $90.00 per share on each trading day during such period

(1)	Percentages are based on the target value of each award type as described below in the section entitled “2021 Equity Award Determinations.”
(2)	All vesting is subject to continued service through the applicable vesting date(s).

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2021 Equity Award Determinations

For equity award grants to our NEOs during 2021, the Compensation Committee approved the total target value of equity awards for each NEO, and then allocated such target value as applicable between stock options, RSUs and, in the case of our CEO, PSUs, to achieve the desired target equity award mix.  The Compensation Committee also approved the following methods for determining the total number of shares underlying each type of equity award:  (i) in the case of stock options, the number of shares underlying the option award was determined by dividing the target value of the stock option award by the fair value of a stock option estimated by the Company on the grant date using the Black-Scholes option-pricing model and (ii) in the case of RSUs and PSUs, the number of shares underlying the stock award was determined by dividing the target value of the stock award by the average closing price of a share of the Company’s common stock over 30 days ending on the last trading day preceding the grant date.

For the actual grant date fair values of the equity awards granted to our NEOs in 2021, computed in accordance with ASC 718, please see the “Stock Awards” and “Option Awards” columns of the 2021 Summary Compensation Table below.

Annual Equity Grants

In March 2021, our Compensation Committee approved annual equity award grants to our NEOs (excluding Messrs. Racine and Ahmed), targeting an equity award mix of approximately 25% stock options, 25% RSUs and 50% PSUs for our CEO, and 50% stock options and 50% RSUs for such other NEOs.  As described in the table above in the section entitled “Equity Award Types,” stock options and RSUs granted to our NEOs in connection with these annual grants are subject to time-based vesting over a four-year period, and the PSUs granted to our CEO are subject to performance-based vesting tied to our stock price appreciating above two pre-determined thresholds.

In setting the target equity award values of the annual grants for each NEO, the Compensation Committee considered a number of factors, including competitive market data prepared by Aon based on our peer group, each executive’s current holdings and the retention value thereof, each executive’s scope of responsibilities and individual contributions and performance, and the recommendations of our CEO (except with respect to herself), with a view toward generally aligning executive equity compensation with the 50th to 75th percentile of our peer group.  With respect to our CEO, in addition to these factors, the committee considered the success of the Company’s recent IPO and her strong performance up to and through the IPO, as well as increased responsibilities, and her demonstrated growth and potential as the CEO of a newly public company.  Furthermore, following the accelerated vesting of a significant portion of our CEO’s equity awards upon our IPO or following the post-IPO lockup period, only 21% of her outstanding equity holdings remained unvested at the time our Compensation Committee granted equity awards to our CEO in 2021.  In light of the criticality of retaining her strong and stable leadership during a period of high growth for the Company and its transition into the public company arena, the reduced retention value of our CEO’s unvested holdings post-IPO was an important factor considered by the committee in setting the target value of her 2021 equity award grant. In determining the target mix and vesting of 2021 equity awards for our NEOs, our Compensation Committee considered granting a mix of stock options and RSUs to be consistent with its objectives of attracting and retaining talent through market-competitive equity grants with multi-year vesting, aligning the interests of our executives with those of our stockholders through the risks and rewards of owning Outset equity, and incentivizing and rewarding performance that delivers long-term stockholder value in the form of stock price appreciation.

In determining the target mix of our CEO’s 2021 equity award, our Compensation Committee determined that, instead of delivering the target value through equity that vests solely based on continued service, 50% of the target value of her equity award would be in the form of performance-based equity that would vest only upon the achievement of performance measures determined by the committee that directly tied to long-term stockholder value creation.  The committee’s decision was driven by a desire to reinforce its commitment to a strong linkage between company performance and executive pay and to reflect the increased scope of Ms. Trigg’s responsibilities and accountability as the CEO of a high growth newly public company.

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For the PSUs granted to our CEO in 2021, the committee selected two successively higher stock price triggers (with a  “threshold” stock price of $75.00 and a “target” stock price of $90.00) each of which, if sustained over a 30-trading day period, would result in the performance criteria being met and trigger vesting of 50% of the award, with the goal of incentivizing and rewarding performance that creates long-term stockholder value. The committee designed both the threshold and target stock price triggers to be rigorous and challenging in light of our historical stock price growth, but pivotal to the creation of long-term value for our stockholders and capable of being achieved over the long-term only with superior performance and exceptional leadership on the part of our CEO. As reflected in the charts below, the threshold and target stock price triggers represented a 50% and 80% premium to the closing price of our common stock on the grant date (March 15, 2021), respectively, and represented a 58% and 90% premium to the closing price of our common stock on the record date (April 5, 2022), respectively. These PSUs granted to our CEO during 2021 have not yet met the target or threshold performance conditions and remain unvested.

PSUs Granted to CEO in 2021

$90.00
target
$75.00
threshold
$50.01
closing price
+50%
+80%
$90.00
target
$75.00
threshold
$47.43
closing price
+58%
+90%
As of grant date
As of record date

In March 2021, prior to his appointment as CFO, Mr. Ahmed also received an annual grant (targeting a mix of 50% stock options and 50% RSUs, which was approved by a management committee pursuant to authority delegated by the Compensation Committee.

New Hire and Promotion Equity Grants

Mr. Racine’s new hire equity awards were approved by our Compensation Committee when he joined Outset in June 2021, and were determined in connection with a recruitment and hiring process, after consideration of market data prepared by Aon, his qualifications and prior experience, awards forfeited when he left his prior employer to join Outset, competing offers, as well as the recommendation of our CEO.  Consistent with the target equity mix for the other NEOs’ annual grants (other than our CEO), the committee granted equity awards to Mr. Racine, targeting a mix of 50% stock options and 50% RSUs, each vesting over a four-year period as described in the table above in the section entitled “Equity Award Types.”

In addition to Mr. Ahmed’s prior annual grant in March 2021, in connection with his promotion to Interim CFO in July 2021, our Compensation Committee approved an equity award grant to Mr. Ahmed consisting of RSUs which vest in full one year from the grant date, in recognition of his increased responsibilities and accountability, and to motivate and retain him in his new role. In connection with Mr. Ahmed’s promotion to CFO, the committee approved an additional equity award grant to Mr. Ahmed, targeting a mix of 50% stock options and 50% RSUs, each vesting over a four-year period as described in the table above in the section entitled “Equity Award Types.” In setting the target equity award value of this promotion grant, the committee took into consideration a variety of factors, including market data prepared by Aon for chief financial officers at companies within our peer group and other recently-public comparable companies, his qualifications and prior experience, the value of other equity awards granted to him earlier in the year, his current holdings and retention value thereof, as well as the recommendation of our CEO.

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Equity Awards Granted to Our NEOs During 2021

The following table sets forth the equity awards granted to our NEOs under our 2020 Equity Incentive Plan during 2021.   See the table below entitled “Grant of Plan-Based Based Awards in 2021” for further details.

	Annual Grants			New Hire and Promotion Grants
Name:	Number of Shares Underlying Stock Options(1) (2)	Number of RSUs(3)	Number of PSUs(4)	Number of Shares Underlying Stock Options(1)(5)	Number of RSUs(6)(7)
Leslie Trigg	57,937	29,137	58,275	—	—
Nabeel Ahmed	8,237	3,817	—	18,070	9,973
John Brottem	22,209	11,169	—	—	—
Jean-Olivier Racine	—	—	—	34,220	18,879
Martin Vazquez	16,416	8,255	—	—	—
Rebecca Chambers(8)	27,037	13,597	—	—	—

(1)

The stock options granted to our NEOs during 2021 were issued at exercise prices that exceed the market price of our common stock as of the record date.  As a result, as of the record date, such stock options were under water, meaning they had no realizable value.

(2)

Stock options were granted to Mr. Ahmed on March 8, 2021 (at an exercise price of $46.94, the fair market value of our common stock on the grant date) and to such other NEOs on March 15, 2021 (at an exercise price of $50.01, the fair market value of our common stock on the grant date), and vest at a rate of 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter, subject to the NEO’s continued service through the applicable vesting date.

(3)

RSUs were granted to Mr. Ahmed on March 8, 2021 and to such other NEOs on March 15, 2021. 25% of the shares subject to these RSU awards vest on the first anniversary of the grant date, then quarterly over three years on each February 15, May 15, August 15 and November 15, subject to the NEO’s continued service through the applicable vesting date.

(4)

PSUs were granted to Ms. Trigg on March 15, 2021 which vest as follows:  (i) 50% vest on the last day of any period of 30 consecutive trading days during which the closing price exceeds $75.00 per share on each trading day during such period, and (ii) 50% vest on the last day of any period of 30 consecutive trading days during which the closing price exceeds $90.00 per share on each trading day during such period, subject to Ms. Trigg’s continued service through the applicable vesting date.  These PSUs have not yet met the performance conditions and remain unvested.

(5)

Stock options were granted to Mr. Racine on June 22, 2021 (at an exercise price of $50.82, the fair market value of our common stock on the grant date) upon joining the Company and to Mr. Ahmed on August 5, 2021 (at an exercise price of $39.03, the fair market value of our common stock on the grant date) in connection with his promotion to CFO.  These stock options vest at a rate of 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter, subject to the NEO’s continued service through the applicable vesting date.

(6)

Includes 1,575 RSUs granted to Mr. Ahmed on July 16, 2021 in connection with his promotion to Interim CFO; the shares subject to this RSU award vest in full on the first anniversary of the grant date, subject to Mr. Ahmed’s continuous service through such vesting date.

(7)

RSUs were granted to Mr. Racine on June 22, 2021 upon joining the Company and 8,398 RSUs were granted to Mr. Ahmed on August 5, 2021 in connection with his promotion to CFO. 25% of the shares subject to these RSU awards vest on the first anniversary of the grant date, then quarterly over three years on each February 15, May 15, August 15 and November 15, subject to the NEO’s continued service through the applicable vesting date.

(8)	Ms. Chambers departed the Company as of July 16, 2021, at which time, all of the awards granted to her during 2021 as reflected in the above table remained unvested and were forfeited.

Please see below the table entitled “Grant of Plan-Based Based Awards in 2021” for further details on equity awards granted to our NEOs in 2021, and the table entitled “Outstanding Equity Awards at 2021 Fiscal Year-End” for a summary of the outstanding stock option and stock awards held by each of our NEOs as of December 31, 2021, including a summary of the applicable vesting terms.

2022 Proxy Statement	44

Change in Control and Severance Agreements

During 2021, we were party to Change in Control and Severance Agreements with each of our NEOs (effective as of June 2021 in the case of Mr. Racine and July 2021 in the case of Mr. Ahmed), that provide for severance benefits upon certain qualifying terminations employment with the Company.  Our Compensation Committee believes that these types of arrangements serve to minimize the distraction caused by a potential transaction, encourage retention through the conclusion of a transaction, enable our executives to focus on continuing normal business operations and on the success of a potential business combination, and help ensure stability and leadership continuity during a potentially uncertain period.  Furthermore, our Compensation Committee believes these arrangements are important for attracting and retaining executive talent, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management.

A description of these arrangements, as well as information on the estimated payouts and benefits that our NEOs would have been eligible to receive as of December 31, 2021, are set forth below in the sections entitled “Additional Narrative Disclosure – Change in Control and Severance Arrangements” and “Additional Narrative Disclosure – Potential Payments Upon Termination or Change of Control.”

Ms. Chambers, who departed the Company in July 2021, did not receive any severance compensation in connection with her departure.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section entitled “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by the Compensation Committee of our Board:

Karen Drexler (Chair)
D. Keith Grossman
Catherine Szyman

2022 Proxy Statement	45

2021 Summary Compensation Table

The following table shows information regarding the compensation awarded or paid to, or earned by, our NEOs for services performed in 2019, 2020 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen-sation ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Leslie Trigg	2021	560,000	—	4,101,079	1,499,496	977,200	506	7,138,281
President, Chief Executive	2020	483,039	—	—	1,921,078	391,546	497	2,796,160
Officer and Board Chair	2019	415,635	—	—	—	274,126	324	690,085
Nabeel Ahmed(6)	2021	323,000	75,000	574,354	562,492	249,235	330	1,784,411
Chief Financial Officer	2020	156,962	—	—	195,204	68,450	189	420,805
	2019	—	—	—	—	—	—	—
John Brottem(7)	2021	349,615	—	558,562	574,802	305,039	330	1,788,348
General Counsel and	2020	192,500	—	—	830,947	119,925	189	1,143,561
Secretary	2019	—	—	—	—	—	—	—
Jean-Olivier Racine(8)	2021	194,712	—	959,431	899,883	169,886	116	2,224,028
Chief Technology Officer	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—
Martin Vazquez	2021	370,000	—	412,833	424,871	322,825	3,165	1,533,694
Chief Operating Officer	2020	363,904	—	—	854,411	191,622	135,409	1,545,346
	2019	315,000	50,000	—	—	133,876	92,617	591,493
Rebecca Chambers(9)	2021	241,960	—	679,986	699,758	—	149	1,621,853
Former Chief Financial	2020	375,673	—	—	1,743,855	197,157	107,989	2,424,674
Officer	2019	191,154	—	—	408,046	150,876	7,278	757,354

(1)

For Mr. Vazquez, the amount reported in this column for 2019 represents a one-time recognition bonus. For Mr. Ahmed, the amount reported in this column for 2021 represents a one-time bonus awarded to him in connection with his appointment as  Interim CFO.

(2)

Amounts reported in this column reflect the aggregate grant date fair value of RSUs and PSUs granted to the NEOs in 2021, computed in accordance with ASC 718 as follows: (i) RSUs, using the product of the number of units granted and the closing price of our common stock on the grant date and (ii) for PSUs granted to Ms. Trigg during 2021 with a market-based vesting condition, using the product of the number of units granted and the fair value for one PSU share as of the grant date estimated using the Monte Carlo simulation model as outlined in Note 9 of our financial statements included in our 2021 annual report.

(3)

Amounts reported in this column reflect the aggregate grant date fair value of stock options granted to the NEOs in 2019, 2020 and 2021, computed in accordance with ASC 718 using (i) in the case of time-based stock options, the Black-Scholes option pricing model and (ii) in the case of stock options with performance and market-based vesting conditions (“performance-based options”),  the Monte Carlo simulation model. As of December 31, 2019, the achievement of the performance vesting condition with respect to the performance-based options granted in 2019 to Mses. Trigg and Chambers and Mr. Vazquez was not considered probable, and therefore no associated expenses were recognized and such performance-based options are not reflected in this column.  Assuming achievement of both performance and market-based vesting conditions with respect to the performance-based options granted in 2019 to Mses. Trigg and Chambers and Mr. Vazquez, the grant date fair value of such performance-based options using the Monte Carlo simulation model would be $3,061,066, $3,467,994 and $64,881, respectively. Assumptions used to determine these fair value amounts are outlined in Note 9 of our financial statements included in our 2021 annual report.

(4)	Amounts reported in this column reflect the actual annual performance-based cash bonus award earned by each NEO in 2019, 2020 and 2021 under our annual performance-based cash bonus program.

2022 Proxy Statement	46

(5)

The amounts reported for each NEO in 2019, 2020 and 2021 consist only of Company-paid life insurance premiums, except as follows:  (i) for 2019, the amount reported for Ms. Chambers also includes reimbursements for relocation expenses and a related tax reimbursement payment, and the amount reported for Mr. Vazquez also includes $92,120 of reimbursements for housing and commuting expenses and a related tax reimbursement payment, (ii) for 2020, the amount reported for Ms. Chambers also includes $107,773 of reimbursements for housing expenses and a related tax reimbursement payment, and the amount reported for Mr. Vazquez also includes $104,726 of reimbursements for 2020 housing and commuting expenses and a related tax reimbursement payment, as well as $30,186 as a tax reimbursement payment paid in 2020 for housing and commuting costs reimbursed by the Company in prior years, and (iii) for 2021, the amount reported for Mr. Vazquez also includes $2,659 as a payment paid in 2021 relating to an administrative error with respect to his health savings account contributions in prior years.

(6)	Mr. Ahmed joined the Company in May 2020 and did not receive any compensation from the Company during 2019. He was promoted to Interim CFO and then to CFO in July 2021.
(7)	Mr. Brottem joined the Company as General Counsel and Secretary in May 2020 and did not receive any compensation from the Company during 2019.
(8)	Mr. Racine joined the Company as Chief Technology Officer in June 2021 and did not receive any compensation from the Company during 2019 or 2020.
(9)	Ms. Chambers joined the Company as CFO in June 2019 and departed the Company in July 2021.

2022 Proxy Statement	47

Grants of Plan-Based Awards in 2021

The following table presents certain information regarding grants of plan-based awards to the NEOs during 2021:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards(4)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)	Threshold ($)	Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Leslie Trigg		70,000		560,000
	3/15/2021						29,137	58,275						2,643,937
	3/15/2021								29,137	(6)				1,457,141
	3/15/2021										57,937	(7)	50.01	1,499,496
Nabeel Ahmed		18,286	(2)	146,284	(2)
	3/8/2021								3,817	(6)				179,170
	3/8/2021										8,237	(7)	46.94	199,981
	7/16/2021								1,575	(8)				67,410
	8/5/2021								8,398	(6)				327,774
	8/5/2021										18,070	(7)	39.03	362,511
John Brottem		21,875		175,000
	3/15/2021								11,169	(6)				558,562
	3/15/2021										22,209	(7)	50.01	574,802
Jean-Olivier Racine		12,457	(3)	99,658	(3)
	6/22/2021								18,879	(6)				959,431
	6/22/2021										34,220	(7)	50.82	899,883
Martin Vazquez		23,125		185,000
	3/15/2021								8,255	(6)				412,833
	3/15/2021										16,416	(7)	50.01	424,871
Rebecca Chambers(9)		23,750		190,000
	3/15/2021								13,597	(6)				679,986
	3/15/2021										27,037	(7)	50.01	699,758

(1)

These columns set forth the potential threshold and target annual cash bonus awards for each NEO under our 2021 cash bonus program based on each NEO’s annualized base salary and target bonus percentage for 2021, prorated as described below in the case of Messrs. Ahmed and Racine.  The threshold amounts assume achievement of the minimum cash threshold, achievement at the threshold level for the lowest-weighted performance goal, and achievement below threshold for the other three performance goals, resulting in 12.5% payout.  The target amounts assume achievement of the minimum cash threshold and achievement at the target level for each of the four performance goals, resulting in 100% payout. While the awards included an overachievement potential component,  there is no maximum level for the awards. The actual cash bonus award earned for 2021 by each NEO is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table above.  These awards are described in further detail above in the section entitled “Elements of NEO Compensation and 2021 Determinations—Annual Cash Incentive.”

(2)

Mr. Ahmed’s annualized target cash bonus opportunity for 2021 increased from $106,000 to $122,000 effective May 10, 2021 and from $122,000 to $192,500 effective July 30, 2021 in connection with promotions; the potential threshold and target annual cash bonuses reflected in the table are prorated between the annual amounts based on his days of service in each position during 2021.

(3)

Mr. Racine’s annualized target cash bonus opportunity for 2021 was $185,000; however, the potential threshold and target annual cash bonuses reflected in the table are prorated based on his actual days of service during 2021 from his hire date of June 21, 2021.

2022 Proxy Statement	48

(4)

PSUs were granted to Ms. Trigg pursuant to our 2020 Equity Incentive Plan and vest as follows:  (i) 50% vest on the last day of any period of 30 consecutive trading days during which the closing price exceeds $75.00 per share on each trading day during such period, and (ii) 50% vest on the last day of any period of 30 consecutive trading days during which the closing price exceeds $90.00 per share on each trading day during such period, subject to Ms. Trigg’s continued service through the applicable vesting date.  The threshold amount represents 50% of the shares underlying the PSU grant, assuming achievement of the criteria described in clause (i), and the target amount represents 100% of the shares underlying the PSU grant, assuming achievement of the criteria described in clause (ii).  There is no maximum level for the award above the target amount.  These awards are described in further detail above in the section entitled “Elements of NEO Compensation and 2021 Determinations—Equity Incentive Awards.”

(5)

Amounts reported in this column reflect the aggregate grant date fair value of PSUs, RSUs and stock options granted to the NEOs in 2021, computed in accordance with ASC 718 using (i) in the case of PSUs with a market-based vesting condition, the product of the number of units granted and the fair value for one PSU share as of the grant date estimated using the Monte Carlo simulation model, (ii) in the case of RSUs, the product of the number of units granted and the closing price of our common stock on the grant date, and (iii) in the case of time-based stock options, the Black-Scholes option pricing model. Assumptions used to determine these fair value amounts are outlined in Note 9 of our financial statements included in our 2021 annual report.

(6)

These RSUs were granted pursuant to our 2020 Equity Incentive Plan.  25% of the shares subject to these RSU awards vest on the first anniversary of the grant date, after which the remaining shares vest quarterly in equal installments over three years on each February 15, May 15, August 15 and November 15, subject to the NEO’s continued service through the applicable vesting date.

(7)

These stock options were granted pursuant to our 2020 Equity Incentive Plan.   These stock options vest at a rate of 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter, subject to the NEO’s continued service through the applicable vesting date.

(8)	These RSUs were granted pursuant to our 2020 Equity Incentive Plan and vest in full on the first anniversary of the grant date, subject to Mr. Ahmed’s continued service through such vesting date.
(9)

Ms. Chambers departed the Company as of July 16, 2021.  As a result, she was not eligible to receive a payout under our 2021 cash bonus program.  In addition, as of her departure date, all of the awards granted to her during 2021 as reflected in the above table remained unvested and were forfeited.

2022 Proxy Statement	49

Outstanding Equity Awards at 2021 Year-End

The following table presents information regarding the outstanding stock options and restricted stock units held by each of the NEOs as of December 31, 2021.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units of Stock That Have Not Vested (#)(6)
Leslie Trigg	9/19/2017	158,211	—		3.88	9/19/2027	—		—	—		—
	9/19/2017	95,572	—		3.88	9/19/2027	—		—	—		—
	9/19/2017	109,225	—		3.88	9/19/2027	—		—	—		—
	11/3/2018	132,864	39,501	(1)	4.11	11/3/2028	—		—	—		—
	11/3/2018	114,910	—		4.11	11/3/2028	—		—	—		—
	3/6/2019	240,968	—		4.11	3/6/2029	—		—	—		—
	2/3/2020	74,354	87,873	(1)	8.62	2/3/2030	—		—	—		—
	2/3/2020	108,151	—		8.62	2/3/2030	—		—	—		—
	3/15/2021	—	57,937	(2)	50.01	3/15/2031	29,137	(3)	1,342,924	58,275	(4)	2,685,895
Nabeel Ahmed	5/26/2020	6,313	9,636	(2)	9.48	5/26/2030	—		—	—		—
	5/26/2020	10,632	—		9.48	5/26/2030	—		—	—		—
	3/8/2021	—	8,237	(2)	46.94	3/8/2031	3,817	(3)	175,926	—		—
	7/16/2021	—	—		—	—	1,575	(5)	72,592	—		—
	8/5/2021	—	18,070	(2)	39.03	8/5/2031	8,398	(3)	387,064	—		—
John Brottem	5/26/2020	18,206	41,022	(2)	9.48	5/26/2030	—		—	—		—
	5/26/2020	10,265	—		9.48	5/26/2030	—		—	—		—
	3/15/2021	—	22,209	(2)	50.01	3/15/2031	11,169	(3)	514,779	—		—
Jean-Olivier Racine	6/22/2021	—	34,220	(2)	50.82	6/22/2031	18,879	(3)	870,133	—		—
Martin Vazquez	12/19/2017	19,489	—		3.88	12/19/2027	—		—	—		—
	12/19/2017	61,038	—		3.88	12/19/2027	—		—	—		—
	12/19/2017	79,845	—		3.88	12/19/2027	—		—	—		—
	11/3/2018	20,490	6,092	(1)	4.11	11/3/2028	—		—	—		—
	11/3/2018	17,721	—		4.11	11/3/2028	—		—	—		—
	3/6/2019	4,929	—		4.11	3/6/2029	—		—	—		—
	2/3/2020	33,070	39,081	(1)	8.62	2/3/2030	—		—	—		—
	2/3/2020	48,101	—		8.62	2/3/2030	—		—	—		—
	3/15/2021	—	16,416	(2)	50.01	3/15/2031	8,255	(3)	380,473	—		—
Rebecca Chambers		—	—		—	—	—		—	—		—

(1)	This option vests in 48 equal monthly installments beginning on the one-month anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date.
(2)	This option vests 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter, subject to the NEO’s continued employment through the applicable vesting date.
(3)

25% of the shares subject to this RSU award vest on the first anniversary of the grant date, after which the remaining shares vest quarterly in equal installments over three years on each February 15, May 15, August 15 and November 15, subject to the NEO’s continued service through the applicable vesting date.

(4)

Shares subject to this PSU award vest as follows:  (i) 50% vest on the last day of any period of 30 consecutive trading days during which the closing price exceeds $75.00 per share on each trading day during such period, and (ii) 50% vest on the last day of any period of 30 consecutive trading days during which the closing price exceeds $90.00 per share on each trading day during such period, subject to Ms. Trigg’s continued service through the applicable vesting date.

(5)	100% of the shares subject to this RSU award vest in full on the first anniversary of the grant date, subject to Mr. Ahmed’s continued service through such vesting date.
(6)	The dollar amount is calculated based on $46.09 per share, the closing price of our common stock on December 31, 2021.

2022 Proxy Statement	50

Option Exercises and Stock Vested in 2021

The following table presents information regarding the exercise of stock options during 2021 for each of the NEOs on an aggregated basis.  No stock awards held by the NEOs vested during 2021.

	Option Awards
Name:	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Leslie Trigg	292,500	14,344,940
Nabeel Ahmed	—	—
John Brottem	43,670	1,678,508
Jean-Olivier Racine	—	—
Martin Vazquez	97,500	4,645,232
Rebecca Chambers	473,663	16,845,193

(1)

The value realized on exercise is equal to the difference between the fair market value of Outset common stock on the date of exercise and the stock option’s exercise price, multiplied by the number of shares for which the stock option was exercised.

Additional Narrative Disclosure

Change in Control and Severance Agreements

We have entered into a Change in Control and Severance Agreement with each of our NEOs (the “CIC Agreements”) effective as of September 2020 (in the case of Mses. Trigg and Chambers and Messrs. Brottem and Vazquez), June 2021 in the case of Mr. Racine and July 2021 in the case of Mr. Ahmed.

Under the CIC Agreements, if an NEO’s employment is terminated by Outset without “cause” or if the NEO resigns for “good reason” (each as defined in the CIC Agreements), in each case, other than during the period beginning three months prior to a “change in control” (as defined in the CIC Agreements) and ending 12 months following a change in control (referred to as a “qualifying non-CIC termination”), and subject to the NEO’s execution and non-revocation of a general release of claims in favor of us, the NEO would receive (i) a lump sum payment equal to nine months of base salary (12 months for Ms. Trigg) and (ii) payment of premiums for COBRA continuation coverage at active employee rates for nine months (12 months for Ms. Trigg) for such NEO and his or her eligible dependents. If an NEO’s employment is terminated by Outset without cause or if the NEO resigns for good reason, in each case, during the period beginning three months prior to a change in control and ending 12 months following a change in control (referred to as a “qualifying CIC termination”) and subject to the NEO’s execution and non-revocation of a general release of claims in favor of us, the NEO would receive (A) a lump sum payment equal to 12 months of base salary (18 months for Ms. Trigg), (B) payment of premiums for COBRA continuation coverage at active employee rates for 12 months (18 months for Ms. Trigg) for such NEO and his or her eligible dependents, (C) a lump sum payment equal to the NEO’s target annual bonus for the year in which such termination occurs, and (D) accelerated vesting of 100% of the then-unvested shares subject to each of his or her then-outstanding equity awards, with any applicable performance-based vesting conditions to be deemed achieved at target unless otherwise specified in the applicable equity award agreement.

In the case of Ms. Trigg’s PSUs granted in March 2021, the terms of the related equity award agreement provide that if such change of control occurs while the award remains outstanding and unvested, the award shall become vested upon consummation of such change in control if and to the extent the performance and vesting conditions are satisfied, except that the value of a share of common stock used to determine the vesting of the award shall be based solely on the amount or value of the per share consideration payable in such change in control, such that (i) the award shall become 50% vested if such per share consideration is at least $75.00 and (ii) the award shall become 100% vested if such per share consideration is at least $90.00.

Under the terms of the CIC Agreements, if the payments and benefits to an NEO under his or her CIC Agreement or another plan, arrangement or agreement would subject the NEO to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the NEO receiving a higher net after-tax amount.

2022 Proxy Statement	51

Potential Payments Upon Termination or Change of Control

The table below summarizes the amount of compensation and benefits that would be payable to each NEO in the event of a qualifying non-CIC termination and a qualifying CIC termination assuming, in each case, that such a termination had occurred on December 31, 2021, the last trading day of the Company’s fiscal year.  See the section above entitled “Change in Control and Severance Arrangements” for further details. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the NEO’s employment with us.

	Qualifying Non-CIC Termination			Qualifying CIC Termination
Name:(1)	Base Salary ($)(2)	COBRA Premiums ($)(3)	Total ($)	Base Salary ($)(2)	Target Annual Cash Bonus ($)(4)	COBRA Premiums ($)(3)	Equity Award Vesting Acceleration ($)(5)	Total ($)
Leslie Trigg	560,000	39,030	599,030	840,000	560,000	58,545	6,293,778	7,752,323
Nabeel Ahmed	288,750	29,637	318,387	385,000	192,500	39,515	1,115,929	1,732,944
John Brottem	262,500	29,637	292,137	350,000	175,000	39,515	2,016,595	2,581,110
Jean-Olivier Racine	281,250	29,487	310,737	375,000	187,500	39,316	870,133	1,471,949
Martin Vazquez	277,500	23,103	300,603	370,000	185,000	30,804	2,100,580	2,686,384

(1)	Excludes Ms. Chambers who departed the Company in June 2021. Ms. Chambers did not receive any compensation in connection with her departure.
(2)

Amounts reported in this column represent (i) for a qualifying non-CIC termination, nine months of base salary (12 months for Ms. Trigg) and (ii) for a qualifying CIC termination, 12 months of base salary (18 months for Ms. Trigg), in each case, based on base salaries for each NEO in effect as of December 31, 2021.

(3)

Amounts reported in this column represent estimates of the following (i) for a qualifying non-CIC termination, nine months of COBRA premium payments (12 months for Ms. Trigg) and (ii) for a qualifying CIC termination, 12 months of COBRA premium payments (18 months for Ms. Trigg), in each case, based on monthly rates in effect for each NEO as of December 31, 2021, and assuming a timely election by each NEO of such COBRA continuation coverage.

(4)	Amounts reported in this column represent each NEO’s annual bonus target percentage as of December 31, 2021 multiplied by such NEO’s base salary in effect as of December 31, 2021.
(5)

Amounts reported in this column represent the estimated dollar value of equity acceleration calculated as (i) the difference in the closing price of the Company’s common stock on December 31, 2021 ($46.09) minus the exercise price of then-unvested in-the-money stock options times the number of shares underlying then-outstanding unvested in-the-money stock options plus (ii) the closing price of the Company’s common stock on December 31, 2021 ($46.09) times the number of shares underlying then-outstanding unvested RSUs.  For purposes of this column, because our stock price on December 31, 2021 was trading below the performance threshold that applies to the PSU award granted to Ms. Trigg on March 15, 2021, no portion of the award is treated as accelerated; however, if the performance condition was in fact met at target and 100% of shares subject to such PSU award were accelerated, an additional $2,685,895 would be added to the value of Ms. Trigg’s equity award acceleration.

401(k) Plan

We maintain a qualified 401(k) savings plan which allows participants to defer a percentage of their cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. We may make discretionary matching and nonelective contributions to the plan. We did not make any discretionary matching or nonelective contributions in 2021. Participants are always vested in their contributions to the plan. Participants vest in their company matching and nonelective contributions under a one to five-year graded vesting schedule.

Compensation Risk Assessment

Our Compensation Committee considers, on an annual basis, whether risks arising from our compensation plans, policies and programs for our employees are reasonably likely to have a material adverse effect on the Company, including whether our incentive compensation programs encourage excessive or inappropriate risk-taking. Based on this review, our Compensation Committee concluded that our incentive compensation programs, which include an appropriate mix of fixed and variable compensation elements, as well as short-term and long-term incentives aligned with corporate goals, do not encourage excessive or inappropriate risk-taking, and that risks arising from our compensation plans, policies and programs are not reasonably likely to have a material adverse effect on the Company.

2022 Proxy Statement	52

Equity Plan Information

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2021 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	4,206,675	(2)	$12.63	(3)	5,413,447	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	4,206,675		$12.63		5,413,447

(1)	Includes our 2020 Equity Incentive Plan, 2019 Equity Incentive Plan, 2010 Stock Incentive Plan and Employee Stock Purchase Plan.
(2)

Includes 3,533,187 shares issuable pursuant to outstanding stock options and 673,488 shares issuable pursuant to outstanding restricted stock units (including PSUs, assuming the underlying shares are earned and vest at the target number of shares) under our 2020 Equity Incentive Plan, 2019 Equity Incentive Plan and 2010 Stock Incentive Plan.

(3)	Excludes restricted stock units which have no exercise price.
(4)

Includes 4,414,731 shares available for issuance under our 2020 Equity Incentive Plan and 998,716 shares available for issuance under our Employee Stock Purchase Plan. Our 2020 Equity Incentive Plan provides that the number of shares of our common stock reserved for issuance under the plan will automatically increase on the first day of each fiscal year, beginning with 2021 and continuing until (and including) 2030, by an amount equal to the lesser of 4% of the shares of our common stock issued and outstanding on December 31 of the immediately preceding calendar year or such other amount determined by our Board. Our Employee Stock Purchase Plan provides that the number of shares of our common stock available for future issuance under the plan will automatically increase on the first day of each fiscal year, beginning with 2021 and continuing until (and including) 2030, by an amount equal to the lesser of 1% of the shares of our common stock issued and outstanding on December 31 of the immediately preceding fiscal year, 687,218 shares or such other amount determined by our Board.

2022 Proxy Statement	53

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 16, 2022 for: (i) each director and nominee for director, (ii) each of our NEOs; and (iii) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 16, 2022, through the exercise of any options, warrants or other rights. In computing the percentage beneficial ownership of a person, common stock not outstanding and subject to options, warrants or other rights held by that person that are currently exercisable or exercisable within 60 days of March 16, 2022 are deemed outstanding for purposes of calculating the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Subject to the foregoing, percentage of beneficial ownership is based on 47,637,123 shares of our common stock outstanding as of March 16, 2022.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Outset Medical, Inc., 3052 Orchard Drive, San Jose, California 95134.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage of Total

Directors and Named Executive Officers:
Leslie Trigg(1)	1,181,406	2.4%
Nabeel Ahmed(2)	24,106	*
John Brottem(3)	16,991	*
Karen Drexler(4)	2,245	*
D. Keith Grossman(5)	268,723	*
Patrick T. Hackett(6)	21,360	*
Jim Hinrichs(7)	81,423	*
Jean-Olivier Racine	500	*
Andrea L. Saia(8)	1,683	*
Catherine Szyman	2,437	*
Martin Vazquez(9)	276,306	*
Rebecca Chambers	—	—
All executive officers and directors as a group (14 persons)(10)	1,987,850	4.0%

5% Stockholders:
FMR LLC(11)	7,064,147	14.8%
BlackRock, Inc. (12)	4,529,258	9.5%
The Vanguard Group(13)	4,133,914	8.7%
Entities affiliated with Partner Fund Management(14)	2,940,255	6.2%
JPMorgan Chase & Co.(15)	2,910,874	6.1%
AllianceBernstein L.P.(16)	2,614,182	5.5%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.

2022 Proxy Statement	54

(1)

Consists of (i) 167,308 shares of common stock held directly by Ms. Trigg, (ii) 8,770 shares of common stock held by The Trigg Family Trust U/A DTD 01/01/2002, (iii) 1,003,507 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2022 and (iv) 1,821 shares of common stock issuable pursuant to the vesting of RSUs within 60 days of March 16, 2022.

(2)

Consists of (i) 3,190 shares of common stock held by Mr. Ahmed, (ii) 20,677 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2022 and (iii) 239 shares of common stock issuable pursuant to the vesting of RSUs within 60 days of March 16, 2022.

(3)

Consists of (i) 2,275 shares of common stock held by Mr. Brottem, (ii) 14,017 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2022 and (iii) 699 shares of common stock issuable pursuant to the vesting of RSUs within 60 days of March 16, 2022.

(4)	Consists of (i) 1,796 shares of common stock held by Ms. Drexler and (ii) 449 shares of common stock issuable pursuant to the vesting of RSUs within 60 days of March 16, 2022.
(5)

Consists of (i) 5,186 shares of common stock held by The D. Keith and Hallie H. Grossman Family Living Trust and (ii) 263,537 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2022.

(6)	Consists of 21,360 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2022.
(7)	Consists of (i) 30,000 shares of common stock held by Mr. Hinrichs and (ii) 51,423 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2022.
(8)	Consists of (i) 1,263 shares of common stock held by Ms. Saia and (ii) 420 shares of common stock issuable pursuant to the vesting of RSUs within 60 days of March 16, 2022.
(9)

Consists of (i) 2,034 shares of common stock held by Mr. Vazquez, (ii) 273,756 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 16, 2022 and (iii) 516 shares of common stock issuable pursuant to the vesting of RSUs within 60 days of March 16, 2022.

(10)

Consists of (i) 249,406 shares of common stock owned by our directors and executive officers, (ii) 1,734,001 shares of common stock issuable pursuant to stock options held by our directors and executive officers that are exercisable within 60 days of March 16, 2022 and (iii) 4,443 shares of common stock issuable pursuant to the vesting of RSUs held by our directors and executive officers within 60 days of March 16, 2022.

(11)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022 by FMR LLC (“FMR”) and Abigail P. Johnson. FMR has sole voting power with respect to 1,447,974 shares of common stock and sole dispositive power with respect to 7,064,147 shares of common stock. Abigail P. Johnson has sole dispositive power with respect to 7,064,147 shares of common stock.  The address for each of FMR and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(12)

Based solely on a Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc. (“BlackRock”).    BlackRock has sole voting power with respect to 4,495,555 shares of common stock and sole dispositive power with respect to 4,529,258 shares of common stock. The address of BlackRock is 55 East 52nd Street, New York, New York, 10055.

(13)

Based solely on a Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group (“Vanguard”).    Vanguard has shared voting power with respect to 86,603 shares of common stock, sole dispositive power with respect to 4,015,184 shares of common stock and shared dispositive power with respect to 118,730 shares of common stock. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.

(14)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022 by (i) PFM Health Sciences, LP (“PFM LP”), (ii) PFM Health Sciences GP, LLC (“PFM GP”), (iii) Brian D. Grossman, and (iv) Partner Asset Management, LLC (“PAM,” and together with PFM LP, PFM GP and Brian D. Grossman, the PFM Persons).  Each of the PFM Persons has shared voting power and shared dispositive power with respect to 2,940,255 shares of common stock.  The address of each of the PFM Persons is c/o PFM Health Sciences, LP, 475 Sansome Street, Suite 1720, San Francisco, California 94111.

(15)

Based solely on a Schedule 13G filed with the SEC on January 26, 2022 by JPMorgan Chase & Co.  (“JPMorgan”).    JPMorgan has sole voting power with respect to 2,408,574 shares of common stock and sole dispositive power with respect to 2,906,974 shares of common stock. The address of JPMorgan is 383 Madison Avenue, New York, New York, 10179.

(16)

Based solely on a Schedule 13G filed with the SEC on February 14, 2022 by AllianceBernstein L.P.  (“AllianceBernstein”).    AllianceBernstein has sole voting power with respect to 2,531,070 shares of common stock, sole dispositive power with respect to 2,580,725 shares of common stock and shared dispositive power with respect to 33,457 shares of common stock. The address of AllianceBernstein is 1345 Avenue of the Americas, New York, NY 10105.

2022 Proxy Statement	55

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock on a Form 4 and reports of changes in such ownership on a Form 4 or Form 5.  Executive officers, directors and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We submit all applicable Section 16(a) filing requirements on behalf of our executive officers and directors. To our knowledge, based solely on the reports filed by us, copies of such reports furnished to us and written representations made by our executive officers and directors regarding their filing obligations, all Section 16(a) filing requirements applicable to our executive officers and directors were satisfied with respect to the fiscal year ended December 31, 2021, except for one Form 4 reporting a September 17, 2021 same day option exercise and sale of common stock by Mr. Grossman which was filed late on October 4, 2021 due to an administrative filing error.

2022 Proxy Statement	56

Audit Matters

Proposal Four:  Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although stockholder ratification of the appointment of KPMG LLP is not required by our bylaws, other governing documents or the law, our Board considers the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by our stockholders as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our Audit Committee will review its future selection of KPMG LLP as its independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Our Board considers the appointment of KPMG LLP as our independent registered public accounting firm for 2022 to be in the best interests of the Company and our stockholders. We expect representatives of KPMG LLP to attend the Annual Meeting.  They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

KPMG LLP has served as our independent registered public accounting firm since 2011.

Principal Accountant Fees and Services

The following is a summary of the fees and services provided by KPMG LLP to us for fiscal years 2021 and 2020.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,915,000	$1,876,600
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees(2)	$—	$1,780
Total	$1,915,000	$1,878,380

(1)

Audit Fees consist of professional services rendered by KPMG LLP for the audits of our annual financial statements and reviews of quarterly financial statements.  The audit fees incurred in 2021 also include fees totaling $215,000 in connection with our follow-on offering, which was completed in April 2021, and review of related documents filed with the SEC.  The audit fees incurred in 2020 also include fees totaling $1,040,000 in connection with our IPO, which was completed in September 2020, and follow-on offering, which was completed in December 2020, and review of related documents filed with the SEC.

(2)	All Other Fees consist of an online accounting research tool subscription.

Pre-Approval Policies and Procedures

Our Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of our independent registered public accounting firm.  Our Audit Committee’s charter establishes a policy that all audit and permitted not-audit and tax services to be provided by our independent registered public accounting firm must be pre-approved by our Audit Committee.  Our Audit Committee has pre-approved all such audit and permitted non-audit  services in accordance with this policy for the years ended December 31, 2021 and 2020. As part of this review, our Audit Committee considers whether the provision of any such non-audit or tax services by KPMG LLP is compatible with maintaining the independence of our independent registered public accounting firm.

2022 Proxy Statement	57

Our Audit Committee may delegate authority to pre-approve services to one or more of its members, provided any decisions made by such member or members to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting.

Vote Required:

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions have the same impact as votes “Against” the proposal.  Brokers have discretion to vote on this proposal.

Board Recommendation:	Our board and the audit committee of our board each Unanimously recommends a vote “For” the RatifiCation of the appointment of KPMG LLP as our independent registered public accounting firm for 2022.	✓

Report of the Audit Committee

The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2021 with management and KPMG LLP;
•	discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•	received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and
•	discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The Audit Committee also appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Submitted by the Audit Committee of our Board:

Jim Hinrichs, Chair
Patrick T. Hackett
Andrea L. Saia

2022 Proxy Statement	58

Additional Information

Other Matters

Our Board is not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

Stockholder Proposals and Nominations for Next Year’s Annual Meeting of Stockholders

In order to be considered for inclusion in the proxy materials for our 2023 annual meeting of stockholders, proposals submitted by stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Outset Medical, Inc., 3052 Orchard Drive, San Jose, California 95134 on or before December 15, 2022, and also must otherwise comply with the procedures and requirements set forth in Rule 14a-8.

Alternatively, stockholders intending to present a proposal (outside of the process established in Rule 14a-8) or nominate a director for election at our 2023 annual meeting of stockholders without having the proposal or nomination included in the proxy materials for the meeting must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders. Accordingly, for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the proposal or nomination no earlier than January 31, 2023 and no later than the close of business on March 2, 2023. The proposal or nomination must contain the information required by our bylaws and otherwise comply with the requirements set forth in our bylaws.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to our principal executive offices at Outset Medical, Inc., 3052 Orchard Drive, San Jose, California 95134, Attn: Corporate Secretary that sets forth the information required by Rule 14a-9 under the Exchange Act no later than April 1, 2023.

Availability of Annual Report on Form 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC is available free of charge on our website at www.outsetmedical.com or on the SEC’s website at www.sec.gov.   Stockholders may also obtain a copy of our 2021 annual report, including financial statements but excluding exhibits, without charge by sending a written request to: Outset Medical, Inc., Attention: Corporate Secretary, 3052 Orchard Drive, San Jose, California 95134.

By order of the Board of Directors,

John L. Brottem
General Counsel and Secretary
April 14, 2022

2022 Proxy Statement	59

APPENDIX A – NON-GAAP RECONCILIATIONS

The following table shows our GAAP gross margin reconciled to our non-GAAP gross margin included in this proxy statement. This non-GAAP financial measure is in addition to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP. GAAP gross margin includes stock-based compensation expense, as listed in the table below. Management has excluded the effects of this non-cash expense item in non‐GAAP gross margin to assist investors in analyzing and assessing past and future operating performance and period-to-period comparisons. There are limitations related to the use of non-GAAP financial measures because they are not prepared in accordance with GAAP, may exclude significant expenses required by GAAP to be recognized in our financial statements, and may not be comparable to non-GAAP financial measures used by other companies. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non‐GAAP information and the reconciliation between these presentations, to more fully understand our business.

Reconciliation Between GAAP and Non-GAAP Gross Margin

Three Months Ended December 31, 2021
GAAP gross margin	11.8%
Stock-based compensation expense	0.2
Non-GAAP gross margin	12.0%

2022 Proxy Statement                  A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D66665-P67220 Nominees: The Board of Directors recommends you vote FOR Proposal 2, EVERY ONE YEAR on Proposal 3 and FOR Proposal 4: 2. Advisory vote to approve 2021 named executive officer compensation 3. Advisory vote on the frequency of future advisory votes to approve named executive officer compensation 4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 1. Election of Class II Directors 1a. D. Keith Grossman 1b. Patrick T. Hackett For Against Abstain For Against Abstain OUTSET MEDICAL, INC. The Board of Directors recommends you vote FOR each of the following Class II director nominees: OUTSET MEDICAL, INC. 3052 ORCHARD DR. SAN JOSE, CA 95134 NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! ! ! ! ! ! ! Every 3 Years Every 1 Year Every 2 Years Abstain ! ! ! ! For Withhold VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 30, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OM2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 30, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of the Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D66666-P67220

OUTSET MEDICAL, INC. Annual Meeting of Stockholders May 31, 2022 10:00 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Leslie Trigg and John Brottem, or either of them, as proxies, each with the power to appoint his or her substitute, and authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of OUTSET MEDICAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live audio webcast at 10:00 a.m. Pacific Time on May 31, 2022 at www.virtualshareholdermeeting.com/OM2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (Continued and to be signed on reverse side)